                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY









                            STOCK PURCHASE AGREEMENT


                           dated as of April 14, 2000


                                 by and between


                            HEAFNER TIRE GROUP, INC.,

                             T.O. HAAS HOLDING CO.,

                                 RANDALL M. HAAS

                                       and

                                  RICKY L. HAAS

                                TABLE OF CONTENTS

         This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

                                                                                         Page
ARTICLE I  DEFINITIONS.....................................................................1
         SECTION 1.1       Definitions.....................................................1

ARTICLE II  PURCHASE OF SHARES.............................................................8
         SECTION 2.1.      Acquisition of Company Shares and Preferred Shares..............8
         SECTION 2.2.      Closing/Payment of Purchase Price...............................8
         SECTION 2.3.      Post-Closing Adjustments........................................8
         SECTION 2.4       Sellers' Closing Deliveries....................................10
         SECTION 2.5       Purchaser Closing Deliveries...................................11
         SECTION 2.6       Further Assurances; Post-Closing Cooperation...................11

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF SELLERS....................................12
         SECTION 3.1       Organization, Good Standing and Authority......................12
         SECTION 3.2       Organizational Documents; Books and Records....................12
         SECTION 3.3       Due Authorization, Execution and Delivery......................13
         SECTION 3.4       Title to Company Share, Capitalization; etc....................13
         SECTION 3.5       Subsidiaries...................................................13
         SECTION 3.6       Consents; No Conflict..........................................14
         SECTION 3.7       Tax Matters....................................................14
         SECTION 3.8       Employees, Labor Matters, etc..................................15
         SECTION 3.9       Financial Statements...........................................16
         SECTION 3.10      Absence of Changes.............................................17
         SECTION 3.11      Real Property..................................................18
         SECTION 3.12      Tangible Personal Property.....................................20
         SECTION 3.13      Contracts......................................................20
         SECTION 3.14      Litigation and Claims..........................................20
         SECTION 3.15      Compliance with Laws...........................................21
         SECTION 3.16      Intellectual Property Rights...................................21
         SECTION 3.17      Benefit Plans; ERISA...........................................21
         SECTION 3.18      Licenses.......................................................23
         SECTION 3.19      Insurance......................................................23
         SECTION 3.20      Affiliate Transactions.........................................23
         SECTION 3.21      Environmental, Health and Safety Matters.......................23
         SECTION 3.22      Warranties.....................................................25
         SECTION 3.23      No Guarantees..................................................25
         SECTION 3.24      Entire Business................................................25
         SECTION 3.25      Bank Accounts..................................................25
         SECTION 3.26      Brokers........................................................25
         SECTION 3.27      Disclosure.....................................................26

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PURCHASER...................................26

                                       i
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
         SECTION 4.1       Organization/Authority.........................................26
         SECTION 4.2       Due Authorization, Execution and Delivery......................26
         SECTION 4.3       No Conflicts...................................................26
         SECTION 4.4       Brokers........................................................27
         SECTION 4.5       Disclosure.....................................................27

ARTICLE V  COVENANTS OF SELLERS...........................................................27
         SECTION 5.1       Regulatory and Other Approvals.................................27
         SECTION 5.2       Investigation by Purchaser.....................................27
         SECTION 5.3       No Solicitations...............................................28
         SECTION 5.4       Conduct of Business............................................28
         SECTION 5.5       Acquisition of Stock of Company and Subsidiaries...............28
         SECTION 5.6       Notice and Cure................................................28
         SECTION 5.7       Fulfillment of Conditions......................................29
         SECTION 5.8       Termination of Related Party Agreements........................29
         SECTION 5.9       Grant of TBC Stock.............................................29
         SECTION 5.10      Delivery of Financial Statements...............................29

ARTICLE VI  MUTUAL COVENANTS..............................................................29
         SECTION 6.1       Confidentiality................................................29
         SECTION 6.2       Further Assurances.............................................30
         SECTION 6.3       HSR Filings....................................................30
         SECTION 6.4       Tax Matters....................................................30
         SECTION 6.5       Reasonable Efforts to Close....................................31
         SECTION 6.6       Cooperation in Proceedings.....................................32

ARTICLE VII  CONDITIONS TO OBLIGATIONS OF PURCHASER.......................................32
         SECTION 7.1       Representations and Warranties.................................32
         SECTION 7.2       Performance....................................................32
         SECTION 7.3       Closing Deliveries.............................................32
         SECTION 7.4       Orders and Laws................................................32
         SECTION 7.5       Regulatory Consents and Approvals..............................33
         SECTION 7.6       Proceedings....................................................33
         SECTION 7.7       Due Diligence..................................................33
         SECTION 7.8       Material Adverse Change........................................33
         SECTION 7.9       Other Assurances...............................................33
         SECTION 7.10      Haas Investment................................................33
         SECTION 7.11      Shareholders Agreement.........................................33

ARTICLE VIII  CONDITIONS TO OBLIGATIONS OF SELLERS........................................34
         SECTION 8.1       Representations and Warranties.................................34
         SECTION 8.2       Performance....................................................34
         SECTION 8.3       Closing Deliveries.............................................34
         SECTION 8.4       Orders and Laws................................................34
         SECTION 8.5       Proceedings....................................................34
         SECTION 8.6       Regulatory Consents and Approvals..............................34
         SECTION 8.7       Haas Investment................................................35

                                       ii
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
         SECTION 8.8       Regulatory Consents and Approvals..............................35

ARTICLE IX  INDEMNIFICATION...............................................................35
         SECTION 9.1       Survival.......................................................35
         SECTION 9.2       Indemnification by Sellers.....................................35
         SECTION 9.3       Indemnification by Purchaser...................................36
         SECTION 9.4       Method of Asserting Claims.....................................36
         SECTION 9.5       Continued Liability for Indemnity Claims.......................38
         SECTION 9.6       Limitations on Indemnification.................................38
         SECTION 9.7       Time Limits on Claims..........................................39
         SECTION 9.8       Exclusive Remedies.............................................39
         SECTION 9.9       Right of Set-Off...............................................39
         SECTION 9.10      Sellers' Representative........................................39

ARTICLE X  TERMINATION....................................................................40
         SECTION 10.1      Termination....................................................40
         SECTION 10.2      Effect of Termination..........................................40

ARTICLE XI  MISCELLANEOUS.................................................................41
         SECTION 11.1      Notices........................................................41
         SECTION 11.2      Entire Agreement...............................................42
         SECTION 11.3      Expenses.......................................................42
         SECTION 11.4      Public Announcements...........................................42
         SECTION 11.5      Waiver.........................................................42
         SECTION 11.6      Amendment......................................................42
         SECTION 11.7      No Third Party Beneficiary.....................................42
         SECTION 11.8      No Assignment; Binding Effect..................................43
         SECTION 11.9      Headings.......................................................43
         SECTION 11.10     Invalid Provisions.............................................43
         SECTION 11.11     Governing Law..................................................43
         SECTION 11.12     Arbitration....................................................43
         SECTION 11.13     Appointment of Sellers' Agent..................................45
         SECTION 11.14     Counterparts...................................................47


                                              EXHIBITS

         Exhibit A                  Seller's Secretary Certificate
         Exhibit B                  Sellers' Bringdown Certificate
         Exhibit C                  Seller's Opinion Letter
         Exhibit D                  Non-Competition Agreements
         Exhibit E                  Purchaser's Secretary's Certificate
         Exhibit F                  Purchaser's Bringdown Certificate
         Exhibit G                  Purchaser's Legal Opinion

         This STOCK PURCHASE AGREEMENT (this "Agreement") dated as of April 14, 2000 is made and entered into by and between HEAFNER TIRE GROUP, INC., a Delaware corporation ("Purchaser"), T.O. Haas Holding Co., a Nebraska corporation ("Company"), Randall M. Haas and Ricky L. Haas, residents of Lincoln, Nebraska (collectively, the "Sellers" and each individually a "Seller"). Capitalized terms not otherwise defined herein have the meanings set forth in Section 1.1.


                                    RECITALS

         A. The Company and its Subsidiaries engage in the business of owning and operating a wholesale tire distribution center (the "Business") with operations throughout the Midwestern United States.

         B. The parties to this Agreement have determined it is in their best interests to effect a business combination pursuant to which: Purchaser will acquire all of the issued and outstanding capital stock of the Company from the Sellers,

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

         SECTION 1.1 DEFINITIONS.

         (a) Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

                  "1999 EBITDA" means the EBITDA of the Company and its Subsidiaries, taken as a whole for the twelve month period ended December 31, 1999, as adjusted pursuant to Schedule 2.3.

                  "1999 Financial Statements" shall have the meaning set forth in Section 3.9(a).

                  "1999 Funded Debt" means the average month-end Indebtedness of the Company over the 12-month period ended December 31, 1999, as adjusted pursuant to Schedule 2.3.

                  "Actions or Proceedings" means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit.

                  "Affiliate" means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting securities, by Contract or otherwise.

                  "Agreement" shall have the meaning set forth in the first paragraph hereof.

                  "Assets" of any Person means all rights, titles and interests in, to and under all of the properties, assets, rights, claims and Contracts of every kind, character and description owned or held by such Person, whether real, personal or mixed, tangible or intangible (including goodwill) and whether now or hereafter acquired, including without limitation all assets reflected on the financial statements of such Person.

                  "Authorized Action" shall have the meaning set forth in
Section 11.13(d) hereof.

                  "Benefit Plan" means any plan, program, arrangement, fund, policy, practice, or contract which, through which or under which the Company or an ERISA Affiliate (as hereinafter defined) provides benefits or compensation to or on behalf of employees, former employees, or independent contractors of the Company or an ERISA Affiliate (as hereinafter defined), whether formal or informal, whether or not written, including, but not limited to, (i) any bonus, incentive compensation, stock option, deferred compensation, commission, severance pay, golden parachute, or other compensation plan or rabbi trust; (ii) any "employee benefit plan" (as defined in Section 3(3) of ERISA) including, but not limited to, any "multiemployer plan" (as defined in Section 3(37) and Section 4001(a)(3) of ERISA), defined benefit plan, profit sharing plan, money purchase pension plan, 401(k) plan, savings or thrift plan, stock bonus plan, employee stock ownership plan, or any plan, fund, program, arrangement, or practice providing for medical (including post-retirement medical), hospitalization, accident, sickness, disability, or life insurance benefits; and
(iii) any stock purchase, vacation, scholarship, day care, prepaid legal services, dependent care, or other fringe benefit plans, programs, arrangements, contracts, or practices.

                  "Business" has the meaning set forth in Recital A hereof.

                  "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of North Carolina or Nebraska are authorized or obligated to close.

                  "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder.

                  "CERCLIS" means the Comprehensive Environmental Response and Liability Information System, as provided for by 40 C.F.R. ss. 300.5.

                  "Claiming Party" shall have the meaning set forth in Section 11.12(b) hereof.

                  "Closing" means the closing of the transactions contemplated by this Agreement.

                  "Closing Date" shall have the meaning set forth in Section 2.2(a) hereof.

                  "Closing Date Financial Report" shall have the meaning set forth in Section 2.3(a) hereof.

                  "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                  "Company" shall have the meaning set forth in the first paragraph hereof.

                  "Company Benefit Plan" means any Benefit Plan with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate has any Liability to provide benefits or compensation to or on behalf of employees, former employees, or independent contractors of the Company or any ERISA Affiliate.



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

                  "Company Shares" means the issued and outstanding shares of the capital stock of the Company.

                  "Confidential Information" shall have the meaning set forth in
Section 6.1 hereof.

                  "Contract" means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral).

                  "Disclosure Schedules" shall have the meaning set forth in
Article III hereof.

                  "EBITDA" means the consolidated earnings from operations of the Company and its Subsidiaries before taxes, interest, depreciation and amortization determined in accordance with GAAP applied on a consistent basis.

                  "Environmental Claim" means, with respect to any Person, any written or oral notice, claim, demand or other communication (collectively, a "claim") by any other Person alleging or asserting such Person's liability for investigatory costs, cleanup costs, Governmental or Regulatory Authority response costs, damages to natural resources or other property, personal injuries, fines or penalties arising out of, based on or resulting from (a) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned by such Person, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law. The term "Environmental Claim" shall include, without limitation, any claim by any Governmental or Regulatory Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

                  "Environmental Law" means any Law or Order relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

                   "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

                  "ERISA Affiliate" means any Person who is in the same controlled group of corporations or who is under common control with the Company (within the meaning of Section 414 of the Code).

                  "Estimated EBITDA" shall have the meaning set forth in Section 2.2(c) hereof.

                  "Estimated Funded Debt" shall have the meaning set forth in
Section 2.2(c) hereof.

                  "Financial Statements" shall have the meaning set forth in
Section 3.9(b) hereof.

                  "GAAP" means U.S. generally accepted accounting principles, consistently applied.

                  "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

                  "Hazardous Material" means (A) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (B) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import under any Environmental Law; and
(C) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Authority under any Environmental Law.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                  "Indebtedness" of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

                  "Indemnified Party" means any Person claiming indemnification under any provision of Article IX hereof.

                  "Indemnifying Party" means any Person against whom a claim for indemnification is being brought under any provision of Article IX hereof.

                  "Indemnity Notice" shall have the meaning set forth in Section 9.4(b) hereof.

                  "Indemnity Response Period" shall have the meaning set forth in Section 9.4(b) hereof.

                  "Independent Accountants" means a "big-five" accounting firm other than Arthur Andersen or KPMG PeatMarwick, which shall be mutually agreed upon by Purchaser and Sellers' Agent.

                  "Initial Meeting" shall have the meaning set forth in Section 11.12(d) hereof.

                  "Insurance Programs" shall have the meaning set forth in
Section 3.19 hereof.

                  "Intellectual Property" means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

                  "Interim Financial Statements" shall have the meaning set forth in Section 3.9(a) hereof.

                  "IRS" means the United States Internal Revenue Service.

                  "Knowledge of Seller" or "Known to Seller" means the knowledge of each Seller and any officer or director of the Company and the knowledge as would have been obtained if any such Person had made a diligent investigation sufficient to ascertain the accuracy of the information to which the expression relates, including inquiries of officers, directors and employees of the Company and its Subsidiaries; provided, however, that with respect to Ricky L. Haas, "Knowledge" shall mean only actual knowledge.

                  "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

                  "Leases" shall have the meaning set forth in Section 3.11(b) hereof.

                  "Liabilities" means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

                  "Licenses" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

                  "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

                  "Loss" means any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including without limitation interest, court costs, fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment).

                  "Material Adverse Effect" means a material adverse effect or change in the condition (financial or otherwise), results of operations, properties, assets, liabilities, operations, business or prospects of the Company and its Subsidiaries, taken as a whole.

                  "Material Contracts" shall have the meaning set forth in
Section 3.13(a) hereof.

                  "Mutual Release" shall have the meaning set forth in Section 2.4(g) hereof.

                  "Non-Competition Agreements" shall have the meaning set forth in Section 2.4(f) hereof.

                  "NPL" means the National Priorities List under CERCLA.

                  "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

                  "PBGC" means the Pension Benefit Guaranty Corporation established under ERISA.

                  "Permitted Lien" means (i) any Lien for Taxes not yet due or delinquent, (ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent, (iii) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value of the property subject to such Lien or the use of such property in the conduct of the Business and (iv) Liens securing the Indebtedness of the Company and its Subsidiaries or obligations of the Company or its Subsidiaries under operating leases, all as reflected on the 1999 Financial Statements.

                  "Person" means any natural person, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

                  "Pleadings" shall have the meaning set forth in Section 11.12(d) hereof.

                  "Preferred Shares" means the issued and outstanding shares of preferred stock of T.O. Haas Tire Company, Inc.

                  "Purchaser Indemnified Parties" shall have the meaning set forth in Section 9.2 hereof.

                  "Purchaser" shall have the meaning set forth in the first paragraph hereof.

                  "Purchaser Price" shall have the meaning set forth in Section 2.2(b) hereof.

                  "Related Agreements" means, collectively, the Executive Agreements, the Severance Agreement, the Non-Compete Agreements, and the Investment Agreement and any other agreements to be entered into in connection with the transactions contemplated herein at or prior to Closing.

                  "Related Parties" shall have the meaning set forth in Section
3.20 hereof.

                  "Related Party Agreements" shall have the meaning set forth in
Section 3.20 hereof.

                  "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

                  "Representatives" with respect to any Person means officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives of such Person.

                  "Responding Party" shall have the meaning set forth in Section 11.12(b) hereof.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Seller and Sellers" shall have the meaning set forth in the first paragraph hereof.

                  "Seller's Agent" shall have the meaning set forth in Section 11.13(a) hereof.

                  "Sellers' Agent" shall have the meaning set forth in Section
11.12 hereto.

                  "Severance Agreement" shall have the meaning set forth in
Section 2.4(a) hereof.

                  "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the vote of sufficient securities to elect a majority of the directors.

                  "Tax Returns" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

                  "Taxes" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, startup, occupation, premium, windfall profits, environmental, customs, duties, capital stock, franchise, profits, withholding, social security, health, unemployment, disability, real property, personal property, intangible property, sales, use, transfer, registration, value added, goods and services, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, including any taxes assessed by virtue of inclusion in a consolidated tax group.

                  "Third Party Claim" shall have the meaning set forth in
Section 9.4(a) hereof.

                  "Third Party Claim Notice" shall have the meaning set forth in
Section 9.4(a) hereof.

                  "Third Party Claim Response Period" shall have the meaning set forth in Section 9.4(b) hereof.

                  "Withheld Amount" shall have the meaning set forth in Section 2.2(d) hereof.

                  "Written Notice" shall have the meaning set forth in Section 11.12(b) hereof.

                  (b) Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; and (v) the phrases "ordinary course of business" and "ordinary course of business consistent with past practice" refer to the business and practice of the Company in connection with the Business. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.


                                   ARTICLE II

                               PURCHASE OF SHARES

         SECTION 2.1. ACQUISITION OF COMPANY SHARES AND PREFERRED SHARES.

         Subject to the terms and conditions hereof, each Seller agrees to transfer the Company Shares and Preferred Shares owned by such Seller to Purchaser, and Purchaser agrees to acquire such Company Shares and Preferred Shares from such Seller. At the Closing, Purchaser will pay to Sellers for the acquisition of the Company Shares and the Preferred Shares, the Purchase Price, pursuant to the terms of Section 2.2, less the Withheld Amount.

         SECTION 2.2. CLOSING/PAYMENT OF PURCHASE PRICE.

         (a) Location and Date. The Closing shall take place at the offices of Demars, Gordon, Olson & Shively, 1225 L. Street, Suite 400, Lincoln, Nebraska at 10:00 a.m. on or before May 15, 2000 or such other time and date as the parties may agree to in writing (the "Closing Date").

         (b) Purchase Price. Subject to the terms and conditions of this Agreement, the aggregate purchase price payable by Purchaser to Sellers shall be an amount equal to the sum of (a) the product of

(i) the 1999 EBITDA multiplied by (ii) 5.5 minus (b) Two Million One Hundred Thousand Dollars ($2,100,000) minus (c) the 1999 Funded Debt (collectively, the "Purchase Price").

         (c) Initial Purchase Price. At least ten (10) days prior to Closing, the Company shall furnish to Purchaser a statement setting forth the Company's good faith determination of the 1999 EBITDA (the "Estimated EBITDA") and the 1999 Funded Debt (the "Estimated Funded Debt"). If Purchaser objects to such determination, Purchaser and Seller shall work in good faith to determine a mutually acceptable Estimated EBITDA and Estimated Funded Debt. At Closing, Purchaser shall pay to Sellers, pro rata, by wire transfer of immediately available funds, an amount equal to the sum of (i) the Estimated EBITDA multiplied by 5.5 minus (ii) Two Million One Hundred Thousand Dollars ($2,100,000) minus (iii) the Estimated Funded Debt (collectively, the "Initial Purchase Price") minus the Withheld Amount (as defined below).

         (d) Withheld Amount. At Closing, Purchaser will withhold an amount equal to $1,480,000 (the "Withheld Amount") from the Initial Purchase Price. The Purchaser will hold the Withheld Amount in a segregated, non-interest bearing account. The Withheld Amount shall be used to help fund any payments owed by Sellers to Purchaser as a result of the purchase price adjustment set forth in
Section 2.3 below. The Withheld Amount shall be released on the later to occur of (i) 120 days after the Closing Date or (ii) the final determination of the purchase price adjustment set forth in Section 2.3 below.

         SECTION 2.3. POST-CLOSING ADJUSTMENTS.

         (a) Post-Closing Determination. On the Closing Date, the Purchaser and its Representatives shall conduct an audit and perform such other procedures as are reasonably necessary to be performed on such date in order to enable the parties to have an accurate and complete financial review of the Company. Within 90 days after the Closing Date, the Purchaser and its Representatives will conduct a review of the 1999 EBITDA and the 1999 Funded Debt as of the Closing Date and will prepare and deliver to the Sellers a computation of the 1999 EBITDA and the 1999 Funded Debt (the "Closing Date Financial Report") and shall make available any work papers or other information then or thereafter requested by Sellers. The 1999 EBITDA and the 1999 Funded Debt shall be determined and shall be adjusted as set forth by the parties on Schedule 2.3 hereto. If Sellers do not object or otherwise respond to the Closing Date Financial Report within 10 days after delivery to Sellers such Closing Date Financial Report shall become final and conclusive. In the event Sellers object to the Closing Date Financial Report within such 10 day period, Sellers and Purchaser shall promptly endeavor to reach agreement as to the content of the Closing Date Financial Report. If Sellers and Purchaser are unable to reach agreement within 15 days after the end of Sellers' 10-day review period, the Independent Accountants shall promptly be retained to undertake a determination of the Closing Date Financial Report, which determination shall be made as quickly as possible. Only disputed items shall be submitted to the Independent Accountants for review. In resolving any disputed items, the Independent Accountants may not assign a value to such item greater than the greatest value for such item claimed by either party or less than the lowest value for such item claimed by either party, in each case as presented to the Independent Accountants. Such determination of the Independent Accountants shall be final and binding on Sellers and Purchaser and all expenses of the Independent Accountants shall be borne equally by Sellers and Purchaser.

         (b) Payment of EBITDA Adjustment.

                           (i) Payment by the Sellers. If the 1999 EBITDA, as
                  finally determined, is less than the Estimated EBITDA, the Sellers will, within five (5) Business Days after the determination thereof (the "Final Payment Date"), pay to the Purchaser an amount, in cash, equal to the product of (a) the sum of the Estimated EBITDA minus the 1999 EBITDA multiplied by (b) 5.5. Such payment will initially be made by wire transfer or delivery of other immediately available funds from the Withheld Amount and thereafter by wire transfer of immediately available funds from the Sellers, jointly and severally.

                           (ii) Payment by Purchaser. If the 1999 EBITDA, as
                  finally determined, is greater than the Estimated EBITDA, the Purchaser will, on the Final Payment Date, pay to the Sellers an amount, in cash, equal to the product of (a) the sum of the 1999 EBITDA minus the Estimated EBITDA multiplied by (b) 5.5.

         (c) Payment of Funded Debt Adjustment.

                           (i) Payment by Sellers. If the 1999 Funded Debt, as
                  finally determined, is greater than the Estimated Funded Debt, Sellers will, on the Final Payment Date, pay to the Purchaser an amount, in cash, equal to such difference.

                           (ii) Payment by Purchaser. If the 1999 Funded Debt,
                  as finally determined, is less than the Estimated Funded Debt, Purchaser will, on the Final Payment Date, pay to Sellers an amount, in cash, by wire transfer of immediately available funds, equal to such difference.

         (d) Dispute Resolution. If, pursuant to Section 2.3(a) above, there is a dispute as to the final determination of the 1999 EBITDA or the 1999 Funded Debt, the Sellers or Purchaser shall promptly pay to Purchaser or Sellers, as appropriate, such amounts as are not in dispute, pending final determination of such dispute pursuant to Section 2.3(a) and the balance shall be paid pursuant to (b) and (c) above.

         (e) Sellers' Agent. All action to be taken by the Sellers under this
Section 2.3, including the Sellers' rights to object to the Closing Financial Report shall be exercisable exclusively by the Sellers' Agent and the Purchaser shall be entitled to deal exclusively with the Sellers' Agent in respect of such rights. Nothing in this Section 2.3(e) shall be deemed to limit the authority of the Sellers' Agent pursuant to Section 11.15.

         (f) Withheld Amount. In the event any amounts are owed by Sellers to Purchaser under this Section 2.3, Purchaser shall initially set off such amounts against the Withheld Amount. If the amount owed by Sellers is less than the Withheld Amount, Purchaser shall pay the remaining Withheld Amount to Sellers. If the amounts owed by Sellers are in excess of the Withheld Amount, Sellers shall promptly make all payments required hereunder to Purchaser on the Final Payment Date. In the event Purchaser owes any amounts to Sellers hereunder, Purchaser shall promptly on the Final Payment Date pay over to Sellers the Withheld Amount, together with any additional amounts owed hereunder. To the extent the Withheld Amount is insufficient to fully satisfy the obligation of the Sellers pursuant to this Section 2.3, the Purchaser shall be entitled to seek all other remedies available to it in law or equity against the Sellers.


         SECTION 2.4 SELLERS' CLOSING DELIVERIES.

         At the Closing, Sellers shall deliver all of the following documents, materials and instruments to Purchaser, each in form and substance reasonably satisfactory to Purchaser:

         (a) Stock Certificates. Stock certificates representing all of the Company Shares and the Preferred Shares, duly endorsed for transfer to the Purchaser, together with stock powers duly executed in blank.

         (b) Executive Agreements. Executive, severance and non-competition agreements in form and substance mutually satisfactory to Purchaser and Sellers (the "Executive Agreements"), duly executed by Mike Gorka, Terry Klein and George Hoellen.

         (c) Secretary's Certificate. A secretary's certificate of the Company in the form of the certificate attached hereto as Exhibit A, duly executed by a Secretary or Assistant Secretary of the Company authorized to execute and deliver such certificate.

         (d) Bringdown Certificate. A certificate in the form of the certificate attached hereto as Exhibit B, duly executed by Sellers.

         (e) Legal Opinion. The opinion of Demars, Gordon, Olson & Shively, counsel to Sellers and the Company, substantially in the form of Exhibit C.

         (f) Non-Competition Agreement. Non-competition agreements, substantially in the form of Exhibit D-1 hereto, duly executed by Randall M. Haas and substantially in the form of Exhibit D-2, duly executed by Ricky L. Haas (collectively, the "Non-Competition Agreements").

         (g) Mutual Release. A mutual release and hold harmless agreements, in form and substance reasonably satisfactory to Purchaser (the "Mutual Release") duly executed by each of the Sellers and the Company.

         (h) Minute Books and Stock Records. The original minute books, the corporate seal and the original stock ledger and stock books of the Company.

         (i) Liens and Consents. Evidence that any and all Liens, other than Permitted Liens, on the Company Shares, the Assets of the Company, or otherwise affecting or relating to the Company have been released and that all consents and notices required in the reasonable opinion of Purchaser to be obtained or given in connection with the consummation of the transactions contemplated hereby have been obtained or given, including the consents and notices listed in
Section 3.6 of the Disclosure Schedule.

         (j) Resignation of Directors and Officers. The resignations or evidence of removal from office of all directors and officers of the Company.

         (k) Severance Agreement. An executive severance agreement, in form and substance mutually acceptable to Purchaser and Randall M. Haas, (the "Severance Agreement") duly executed by Randall M. Haas.

         The Sellers shall also have executed and delivered (or caused to be executed and delivered) to Purchaser such other documents, materials and instruments as Purchaser or its counsel may reasonably request in order to consummate the transactions contemplated hereby.

         SECTION 2.5 PURCHASER CLOSING DELIVERIES.

         At the Closing, Purchaser shall deliver the Purchase Price to Sellers in the manner described in Section 2.2 above and deliver to Sellers all of the following documents, materials and instruments, each in form and substance reasonably satisfactory to Sellers:

         (a) Secretary's Certificates. A certificate of Purchaser in the form of the certificate attached hereto as Exhibit E, duly executed by a Secretary or Assistant Secretary of Purchaser authorized to execute and deliver such certificate.

         (b) Bringdown Certificate. A certificate in the form of the certificate attached hereto as Exhibit F, duly executed by an authorized officer of Purchaser.

         (c) Legal Opinion. The opinion of Moore & Van Allen, PLLC, special counsel to Purchaser substantially in the form of Exhibit G.

         (d) Executive Agreements. The Executive Agreements, duly executed by an authorized officer of Purchaser.

         (e) Non-Competition Agreements. The Non-Competition Agreements, duly executed by an authorized officer Purchaser.

         (f) Severance Agreement. The Severance Agreement, duly executed by an authorized officer Purchaser.

         Purchaser shall also execute and tender to Sellers at Closing such other documents, materials and instruments as Sellers or their counsel may reasonably request in order to consummate the transactions contemplated hereby.

         SECTION 2.6 FURTHER ASSURANCES; POST-CLOSING COOPERATION.

         At any time or from time to time after the Closing, at Purchaser's request and without further consideration, Sellers shall execute and deliver to Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Purchaser may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Purchaser, and to confirm Purchaser's title to, all of the Company Shares, and, to the full extent permitted by Law, to put Purchaser in actual possession and operating control of the Business and the Company, to assist Purchaser in exercising all rights with respect thereto, and otherwise to cause the Company to fulfill its obligations under this Agreement and the Related Agreements.


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                   OF SELLERS

         Except as disclosed in the disclosure schedules attached hereto and referring specifically to the representations and warranties in this Agreement which identify by section number and subsection to which such disclosure relates and is delivered to Purchaser prior to or simultaneous with the execution and delivery of this Agreement (the "Disclosure Schedules"), Sellers hereby jointly and severally make to Purchaser all of the representations and warranties set forth in this Article III. Nothing in the Disclosure Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedules identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedules will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article III.

         SECTION 3.1 ORGANIZATION, GOOD STANDING AND AUTHORITY.

         Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of its state of incorporation. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation in the jurisdictions listed on Section 3.1 of the Disclosure Schedules and is in good-standing in each such jurisdiction, such jurisdictions being the only jurisdictions in which the Company and its Subsidiaries are required to be so qualified. Each of the Company and its Subsidiaries has full power and authority to own the Assets owned by it, to lease the Assets held by it under lease, and to carry on the operation of the Business as the Business is now being conducted by the Company and its Subsidiaries.

         SECTION 3.2 ORGANIZATIONAL DOCUMENTS; BOOKS AND RECORDS.

         True and complete copies of the articles of incorporation and bylaws of each of the Company and its Subsidiaries, as amended to and including the date hereof have been delivered to Purchaser. None of the Sellers, the Company or the Subsidiaries is in violation of any provision of its certificate of incorporation or bylaws. The minute books of the Company and each Subsidiary, true and complete copies of which have been provided to Purchaser, contain true and complete minutes and records of all issuances and transfers of Company Shares and shares of stock of the Subsidiaries and of all meetings, consents, proceedings and other actions of the Sellers, the board of directors and committees thereof of the Company and the Subsidiaries to and including the date hereof. There are no meetings of the stockholders or of the board of directors or any committee thereof of the Company or the Subsidiaries at which action was taken for which minutes have not yet been prepared and included in the books and records of the Company and the Subsidiaries.

         SECTION 3.3 DUE AUTHORIZATION, EXECUTION AND DELIVERY.

         The Company has full corporate power and authority and Sellers have full power and authority to execute and deliver this Agreement and the Related Agreements, to perform its and their obligations hereunder and thereunder and to consummate the transactions contemplated hereby, and the Company and each Seller has duly executed and delivered this Agreement. This Agreement constitutes and upon execution and delivery the Related Agreements to which they are a party will constitute, the legal, valid and binding obligations of the Company and each Seller enforceable against each of them in accordance with their terms.

         SECTION 3.4 TITLE TO COMPANY SHARE, CAPITALIZATION; ETC.

         (a) Title. Each Seller owns of record and beneficially all of the Company Shares reflected on Section 3.4(a) of the Disclosure Schedules as being owned by him, free and clear of all Liens and restrictions on transfer. Upon the delivery of and payment for the Company Shares at Closing, as provided for herein, Purchaser will acquire good and valid title to all of the Company Shares, free and clear of all Liens.

         (b) Authorized and Issued Capital Stock. The authorized and issued capital stock of the Company is described in Section 3.4(b) of the Disclosure Schedules. The Company Shares have been duly authorized and validly issued, are fully paid and nonassessable and are the only issued and outstanding shares of capital stock of the Company. Section 3.4(b) of the Disclosure Schedules also sets forth the number of shares of capital stock, if any, held in the treasury of the Company.

         (c) No Equity Rights. There are no subscriptions, options, warrants, rights (including conversion, preemptive or similar rights) or Contracts obligating the Company, the Sellers, or any other Person, contingently or otherwise, to issue, sell, purchase or redeem or cause to be issued, sold, purchased or redeemed any shares of capital stock or any other equity interest, or any securities convertible into or exchangeable for any such capital stock or any other equity interest, in the Company and no authorization therefor has been given. Neither the Company nor any Seller is a party to or bound by any Contract or understanding and, there is no Contract or understanding, oral or written, between any Persons which affects or relates to the voting or giving of written consents with respect to any security of the Company or by a director of the Company. The consummation of the transactions contemplated by this Agreement and the Related Agreements will not give rise to or result in any preemptive rights, rights of first refusal or other rights to acquire any shares of capital stock, or any other equity interest, or any securities convertible into or exchangeable for capital stock, or any other equity interest, in the Company, in favor of any Person.

         SECTION 3.5 SUBSIDIARIES.

         Section 3.5 of the Disclosure Schedules sets forth for each Subsidiary of the Company, (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock for each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and are validly issued, fully paid and nonassessable. One of the Company and its Subsidiaries holds of record and owns beneficially all of the outstanding shares of each Subsidiary of the Target, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts that could require any of the Company and its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding any of its own capital stock. None of the Company and its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust or other business association which is not a Subsidiary of the Company.

         SECTION 3.6 CONSENTS; NO CONFLICT.

         (a) Except for the applicable requirements of the HSR Act, no consent, authorization, permit or approval of or from, or notice to, any Person or any Governmental or Regulatory Authority is required as a condition to the execution and delivery of this Agreement or any Related Agreements by either the Sellers or the Company and the consummation of the transactions contemplated by this Agreement or any Related Agreement by the Sellers and the Company.

         (b) The execution and delivery of this Agreement and the Related Agreements by the Sellers and the Company and the consummation of the transactions contemplated hereby and thereby by the Sellers and the Company will not conflict with, give rise to a right of termination of, contravene or constitute a default under, or be an event which with the giving of notice or passage of time or both will become a default under, or give to others any rights of termination or cancellation of, or give rise to a right of acceleration of the performance required by or maturity of, or result in the creation of any Lien, claim, Tax or Loss with respect to either Seller or the Company pursuant to any of the terms, conditions or provisions of or under any applicable Law, the articles of incorporation or bylaws of the Company or any of its Subsidiaries or under any Contract or Order binding upon either Seller or on any of the Company and its Subsidiaries, or to which any of the Assets of the Company or its Subsidiaries or any of the Company Shares is subject.

         (c) No Order, action, suit or proceeding is pending or, to the Knowledge of Sellers, threatened against Sellers, the Company or any of its Subsidiaries which (i) questions the validity or legality of this Agreement or the Related Agreements or the transactions contemplated hereby and/or thereby or
(ii) seeks to prevent the consummation of the transactions contemplated by this Agreement or the Related Agreements by Sellers or the Company.

         SECTION 3.7 TAX MATTERS.

         (a) The amounts recorded as provisions for Taxes in the Financial Statements (as defined in Section 3.9(b)) are sufficient for the payment of all Taxes, whether disputed or not.

         (b) Except as set forth in Section 3.7(b) of the Disclosure Schedules, the Company and each of its Subsidiaries has duly and timely filed all Tax Returns which were required to be filed by it, and has paid, or has recorded adequate reserves on the Financial Statements for the payment of, all Taxes shown on all Tax Returns or otherwise due and payable by the Company and its Subsidiaries. All Tax Returns are true, correct and complete in all material respects. No Tax Return of the Company or any Subsidiary has been examined or audited by the IRS or any state, local, foreign or other taxing authority and there are no open, pending or threatened Tax-related Actions or Proceedings, audits, examinations, assessments, asserted deficiencies or claims for additional Taxes with respect to the Company or the Subsidiaries.

         (c) There are no past or current revenue agents' reports or any other assertions of deficiencies or other Liabilities for Taxes (including any reports, statements, summaries and other communications or assertions or claims of deficiencies or other Liabilities) with respect to the Company. There are no waivers or extensions of any applicable statutes of limitation for the assessment and collection of Taxes for which the Company, its Subsidiaries or the Purchaser may be liable that are in effect and no requests for such waivers are pending. There are no Tax rulings, requests for rulings, or closing agreements with any taxing authority that may affect the Company or any of its Subsidiaries.

         (d) None of the Company and its Subsidiaries is required to make any adjustments with respect to a change in accounting method and no such adjustments have been proposed by the IRS or requested by the Company or its Subsidiaries.

         (e) None of the Company and its Subsidiaries is a party to any Tax sharing or allocation agreement, nor is it potentially required to indemnify any person with respect to Taxes. None of the Company and its Subsidiaries is a party to any arrangement that is treated as a partnership for Tax purposes.

         (f) Section 3.7 of the Disclosure Schedules lists all states, territories and jurisdictions (whether foreign or domestic) in which the Company and its Subsidiaries are required to file Tax Returns. No claim or inquiry has been made by any taxing authority in a jurisdiction where each of the Company and its Subsidiaries does not file Tax Returns that it either is or may be subject to Tax in such jurisdiction. There are no Liens for Taxes upon the Assets of or with respect to the Company or any of its Subsidiaries.

         (g) No power of attorney related to Taxes has been granted by the Company or any of its Subsidiaries or with respect to the Company or any of its Subsidiaries that will remain in force after the Closing Date. None of the Company and its Subsidiaries is not nor has it ever been a member of an "affiliated group" within the meaning of Code Section 1504(a)(1) nor has any of the Company and its

Subsidiaries been required to join in any consolidated, combined or unitary federal, state or local Tax filings.

         (h) None of the Company and its Subsidiaries has made and, as a result of the transactions contemplated herein, will not be required to make any payments which would be classified as "golden parachute" payments under Code
Section 280G.

         SECTION 3.8 EMPLOYEES, LABOR MATTERS, ETC.

         (a) The Company is not and none of the Subsidiaries is a party to or bound by any collective bargaining or other labor agreement with or relating to any of its employees, and there are no labor unions or other organizations representing any employees of the Company or any Subsidiary. No strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any of the Company's or any Subsidiary's employees has occurred or been threatened during the five (5) year period immediately preceding the date hereof. There are no labor disputes currently subject to any grievance procedure, arbitration or litigation, and there is no representation petition pending or, to the Knowledge of Sellers, threatened with respect to any employees of the Company or any Subsidiary.

         (b) Section 3.8(b) of the Disclosure Schedules sets forth the salaries and wages payable to each of the Company's and each Subsidiary's employees immediately prior to the date hereof and all bonus payments made or to be made to any of such employees since December 31, 1998 which were outside the ordinary course of business or inconsistent with past practice of the Company and the Subsidiaries. Other than the Contracts referenced in Section 3.13(a)(viii) of the Disclosure Schedules, the Company is not and none of the Subsidiaries is a party to any Contracts relating to any employment, severance, change in control, consulting, commission, agency or representative arrangements and all of the Company's and its Subsidiary's employees are employees at will.

         (c) The Company and each of its Subsidiaries has complied with all Laws pertaining to the employment or termination of employment of its employees, including, without limitation, all such Laws relating to labor relations, equal employment opportunities, fair employment practices, immigration, prohibited discrimination or distinction and other similar employment activities.

         SECTION 3.9 FINANCIAL STATEMENTS.

         (a) Section 3.9(a) of the Disclosure Schedules contains copies of each of the following:

                           (i) Audited consolidated financial statements for the
                  Company and its Subsidiaries (including year end balance sheets and annual consolidated statements of income, statements of stockholder's equity and statements of cash flows), together with the auditor's report thereto, as of and for the fiscal years ended December 31, 1997 and 1998;

                           (ii) Draft unaudited pro forma consolidated financial
                  statements of the Company and its Subsidiaries (including year-end balance sheets and annual consolidated statements of income) for the year ended December 31, 1999 (the "1999 Financial Statement"); and

                           (iii) Unaudited consolidated financial statements of
                  the Company and its Subsidiaries including a balance sheet as of February 29, 2000 and statements of income for the two-month period ended February 29, 2000 (the "Interim Financial Statements").

         (b) The financial statements referred to above, (collectively, the "Financial Statements") are true and complete with respect to each item therein, and have been and will be prepared in accordance with GAAP on a consistent basis throughout the periods covered thereby. The Financial Statements fairly and accurately present the consolidated financial condition of the Company and its Subsidiaries at the respective dates thereof and the results of operations and consolidated cash flows of the Company and its Subsidiaries for the periods then ended and are consistent with the books and records of the Company and its Subsidiaries; provided, however, that the Interim Financial Statements and the 1999 Financial Statements lack footnotes and other presentation items and the Interim Financial Statements are subject to normal year end adjustments (which will not be material individually or in the aggregate).

         (c) None of the Company and its Subsidiaries has any Liabilities of any nature, whether known, unknown, absolute, accrued, contingent or otherwise and whether due or to become due, except (a) as set forth in Section 3.9(b), of the Disclosure Schedules, (b) as and to the extent disclosed on, or reserved against on the face of (and not in any notes to) the most recent Financial Statement and
(c) Liabilities that are incurred since the date of the Interim Financial Statements, in the ordinary course of the Business and of the type and kind reflected in the Financial Statements (none of which results from, arises out of, relates to, or is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

         (d) Inventory. All the inventories of the Company and its Subsidiaries consist of items of a quality and quantity usable or salable in the ordinary course of business, are generally sufficient to do business in the ordinary course, and the levels of inventories are consistent with the levels maintained by the Company and its Subsidiaries in the ordinary course consistent with past practice. Section 3.9(d) of the Disclosure Schedules sets forth all obsolete inventory held by the Company and its Subsidiaries. The Company has good and marketable title to such inventory, free and clear of all Liens. The level of inventory at Closing will not exceed normal inventory levels necessary to conduct the Business in the ordinary course, consistent with past practice. No such inventory is held under a consignment or similar arrangement.

         (e) Accounts Receivable. The accounts receivable of the Company as of the Closing Date (a) arose from bona fide sales transactions in the ordinary course of business; (b) will be collectible in the ordinary course of business in the aggregate recorded amounts thereof, subject to reserves for doubtful accounts reflected on the most recent Financial Statements and (c) are not subject to any offsets or counterclaims.

         SECTION 3.10 ABSENCE OF CHANGES.

         Except for the execution and delivery of this Agreement and the Related Agreements and except as disclosed in Section 3.10 of the Disclosure Schedules, since December 31, 1999, there has not been any Material Adverse Effect, or any event or development which, individually or together with other such events or developments, has resulted in or, to the Knowledge of Sellers, may result in a Material Adverse Effect. Without limiting the generality of the foregoing, since that date, none of the Company and its Subsidiaries has:

                  (i) granted to any employee earning more than $50,000 per annum, any increase in compensation (other than increases in the ordinary course of business), paid to any such employee any bonus, severance or termination payment, relocate or terminate any officers or management level employees, amended any existing Company Benefit Plan or adopted any new Company Benefit Plan.

                  (ii) other than in the ordinary course of business, hired any additional permanent or temporary employees;

                  (iii) other than in the ordinary course of business, entered into or extend any permanent or temporary employment or service arrangement with any Person;

                  (iv) entered into or become party to any collective bargaining agreement or union agreement;

                  (v) made any change in any method of accounting practice or policy;

                  (vi) acquired or agreed to acquire stock, partnership interests or other ownership interests of, merged or consolidated with, or purchased material assets of, any Person or otherwise acquire or agree to acquire any Assets that are material to the Business, except supplies and materials acquired in the ordinary course of business;

                  (vii) sold, leased, licensed or otherwise disposed of, or entered into or exercised an option to sell, lease, license or otherwise dispose of, any Assets that are material to the Business, except (A) products and/or services sold in the ordinary course of business, or (B) obsolete equipment sold in the ordinary course of business which does not exceed, in the aggregate, more than $50,000;

                  (viii) amended, extended, accelerated, terminated, modified, or cancelled any Contract (or series of related Contracts) involving more than $10,000 to which any of the Company and its Subsidiaries is a party or by which any of them is bound (and no other Person has amended, extended, accelerated, terminated, modified or cancelled any such Contract);

                  (ix) entered into any Contract either involving more than $25,000 or outside the ordinary course of business;

                  (x) granted or permitted to exist any Lien on any of the Assets of the Company, other than Permitted Liens;

                  (xi) made any capital expenditure (or series of related capital expenditures) involving, in the aggregate, more than $25,000;

                  (xii) made any loan or advance to any Person;

                  (xiii) incurred, assumed or guaranteed any Indebtedness other than trade payables incurred in the ordinary course of business;

                  (xiv) delayed or postponed the payment of any accounts payable or other Liability other than in the ordinary course of business;

                  (xv) canceled, compromised, waived or released any claim other than in the ordinary course of business;

                  (xvi) materially increased or decreased the level of inventory of the Company other than in the ordinary course of business;

                  (xvii) (A) amended its articles or certificate of incorporation or bylaws (or other governing organizational documents);
         (B) issued, transferred from treasury or allocated any additional shares of capital stock or quotas, effected any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction; (C) granted, conferred or awarded any option, warrant, conversion right or other right to acquire any shares of capital stock of the Company; or (D) declared or set aside any dividend or any other distribution or payment with respect to the shares of the Company or any Subsidiary, or made any commitment for any such action;

                  (xviii) experienced any damage, destruction or loss (whether or not covered by insurance) of its property;

                   (xix) made any loan to, or entered into any other transaction with, any of its directors, officers and employees outside of the ordinary course of business.

                  (xx) agreed or committed, whether in writing or otherwise, to do any of the actions listed above in this Section 3.10.

         SECTION 3.11 REAL PROPERTY.

         (a) Section 3.11(a) of the Disclosure Schedules lists and describes briefly all real property that any of the Company and its Subsidiaries owns. With respect to each parcel of owned real property:

                  (i) the identified owner has good and marketable title to the parcel of real property, free and clear of all Liens, except for Permitted Liens;

                  (ii) there are no pending, or to the Knowledge of the Sellers and the Company, threatened condemnation Actions or Proceedings relating to the property or other matters materially affecting the current use, occupancy, or value thereof;

                  (iii) the legal description for the parcel contained in the deed thereof describes such parcel fully and adequately, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in material violation of applicable setback requirements, zoning laws and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications) and do not encroach on any easement which may burden the land;

                  (iv) all facilities have received all approvals of governmental authorities (including material Licenses) required in connection with the ownership and operation thereof, and have been operated and maintained in accordance with applicable Laws in all material respects;

                  (v) there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property;

                  (vi) there are no outstanding rights of first refusal to purchase the parcel of real property or any portion thereof or interest therein;

                  (vii) there are no parties (other than the Company and its Subsidiaries) in possession of the parcel of real property, other than tenants under any leases disclosed in Section 3.11(a) of the Disclosure Schedules who are in possession of the space to which they are entitled.

         (b) Section 3.11(b) of the Disclosure Schedules hereto sets forth a true, correct and complete list of all real estate or facilities leased, occupied or used by the Company, together with a list of each lease, sublease, License or any other instrument under which the Company claims or holds such leasehold or other interest or right to the use thereof (the "Leases"), identifying in each instance whether any party is required to grant consent to the transfer of such leasehold interest pursuant to the transactions contemplated herein, the location of the premises, and the date and term of the agreement. Prior to the date hereof, the Company has made available to Purchaser true, correct and complete copies of all of the Leases set forth in Section 3.11(b) of the Disclosure Schedules and any related agreements material thereto. With respect to each Lease described in Section 3.11(b) of the Disclosure
Schedules:

                  (i) Such Lease is valid, subsisting, in full force and effect and binding upon the Company and, to the Sellers' Knowledge, upon the other parties thereto in accordance with their terms.

                  (ii) no party to the Lease is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification or acceleration thereunder;

                  (iii) no party to the Lease has repudiated any material provision thereof;

                  (iv) there are no material disputes, oral agreements, or forbearance programs in effect as to the Lease;

                  (v) none of the Company and its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold interest;

                  (vi) all of the facilities set forth in Section 3.11(b) of the Disclosure Schedules are equipped in conformity with all Laws applicable to the Company and its Subsidiaries and have received all approvals of Governmental and Regulatory Authorities (including material licenses and permits) required in connection with the operation thereof, and have been operated and maintained in accordance with applicable Laws in all material respects.

         SECTION 3.12 TANGIBLE PERSONAL PROPERTY.

         Each of the Company and its Subsidiaries is in possession of and has good title to, or has valid leasehold interests in or valid rights under Contracts to use, all the tangible personal property used in the conduct of the Business. Section 3.12 of the Disclosure Schedules contains a true and complete list of all leases of equipment and other personal property to which the Company is a party. All such tangible personal property is free and clear of all Liens, is in good repair, working order and operating condition (subject only to ordinary wear and tear), and is fully adequate and suitable for the purposes for which it is presently being used. The Company does not lease any tangible personal property as a sublessor or sublessee.

         SECTION 3.13 CONTRACTS.

         (a) Description of Contracts. Section 3.13 of the Disclosure Schedules contains a true and complete list of each material Contract (true and complete copies of which, together with all amendments, waivers and supplements thereto, have been delivered to Purchaser prior to the execution of this Agreement) to which any the Company and its Subsidiaries is a party or by which the Business or the Assets of the Company or any of its Subsidiaries may be bound following the date of this Agreement (the "Material Contracts").

         (b) Status of Contracts. Each of the Company and its Subsidiaries has performed the obligations required to be performed by it to date, and is not in default or alleged to be in default, under any Material Contract, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default. To the knowledge of Sellers, no other party to any Material Contract is in default or alleged to be in default thereunder, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default. Each Material Contract is in full force and effect and is a valid and binding obligation of the Company or the Subsidiary party thereto and, to the Knowledge of the Sellers, each party thereto, enforceable in accordance with its terms.

         (c) Documents. Seller has delivered to Purchaser complete and correct copies of all written Material Contracts and a complete and correct description of all of the material terms of all oral Material Contracts listed in Section
3.13 of the Disclosure Schedules, in each case together with a complete and correct copy or description, as the case may be, of all amendments and supplements thereto.

         SECTION 3.14 LITIGATION AND CLAIMS.

         Section 3.14 of the Disclosure Schedules discloses each instance in which the Company or any of its Subsidiaries is a party to or, to the Knowledge of Sellers, is threatened to be made a party to, any Actions or Proceedings.
Section 3.14 of the Disclosure Schedules also discloses under separate heading each instance in which any Seller is a party to or, to the Knowledge of any Seller, is threatened to be a party to, any charge, complaint, action, suit, arbitration, proceeding, hearing, or investigation, which if adversely determined could have a Material Adverse Effect on the Company and the Subsidiaries, their Assets, Liabilities or the Business.

         SECTION 3.15 COMPLIANCE WITH LAWS.

         Each of the Company and its Subsidiaries has, at all times, operated the Business in compliance with all applicable Laws and Orders. None of Company and its Subsidiaries is in violation of or in default under any Law or Order applicable to it, the Business or its Assets, and no facts or circumstances exist that, with or without the passage of time or the giving of notice or both, might reasonably serve as the basis for any claim that the Company or any of its Subsidiaries is not in compliance with any such Laws or Orders. None of the Company and its Subsidiaries has received any communication from a Governmental or Regulatory Authority alleging that it is not in compliance with any Law or Order relating to the operation of the Business. Sellers have filed or caused the Company and its Subsidiaries to file, in a timely manner, all reports, documents and other materials required to be filed (and the information contained therein was correct and complete in all respects) under applicable Laws with respect to the Business.

         SECTION 3.16 INTELLECTUAL PROPERTY RIGHTS.

         Schedule 3.16 hereof describes all registered Intellectual Property used in and material to the conduct of the Business, each item of which the Company and its Subsidiaries either have all right, title and interest in or rights under contract to use. Except as disclosed in Schedule 3.16, (i) all registrations with and applications to Governmental or Regulatory Authorities in respect of Intellectual Property owned by any of the Company and its Subsidiaries and disclosed in Schedule 3.16 are valid and in full force and effect, (ii) to the Knowledge of the Sellers and the Company, none of the Company and its Subsidiaries is, nor has it received any notice that it is in default (or with the giving of notice or lapse of time or both, would be in default) in any material respect under any Contract to use its Intellectual Property and (iii) to the Knowledge of the Sellers and the Company, such Intellectual Property is not being infringed by any other Person. None of the Company and its Subsidiaries has received notice that it is infringing any Intellectual Property of any other Person, to the Knowledge of the Sellers no such claim is pending or has been made to such effect that has not been resolved and, to the Knowledge of the Sellers, none of the Company and its Subsidiaries is infringing any Intellectual Property of any other Person the effect of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

         SECTION 3.17 BENEFIT PLANS; ERISA.

         (a) Identification of Benefit Plans. Except for (i) the Company Benefit Plans which have been terminated and with respect to which neither the Company nor any ERISA Affiliate has any financial, administrative, or other liability, obligation, or responsibility, and (ii) the Company Benefit Plans set forth in
Section 3.17(b) of the Disclosure Schedules, the Company and the Subsidiaries do not maintain, nor have they at any time established or maintained, nor have they at any time been obligated to make, or otherwise made, contributions to or under or otherwise participated in any Benefit Plan. Except as described in Section 3.17(b) of the Disclosure Schedules, neither the Company nor any ERISA Affiliate maintains, nor has at any time established or maintained, nor has at any time been obligated to make, or made, contributions to or under (x) any Benefit Plan that provides post-retirement medical or health benefits with respect to employees of Company (other than to the extent necessary to comply with Sections 601-609 of ERISA and Section 4980B of the Code); or (y) any Benefit Plan that provides retirement benefits in excess of the limitations in Sections 401(a)(17), 401(k), 401(m), 402(g), or 415 of the Code. There is no Lien upon any property of the Company or any ERISA Affiliate outstanding pursuant to
Section 412(n) of the Code in favor of any Company Benefit Plan. No Assets of the Company or any ERISA Affiliate have been provided as security for any Company Benefit Plan pursuant to Section 401(a)(29) of the Code.

         (b) Documentation. The Company has made available to Purchaser a true and complete copy of the following documents, if applicable, with respect to each Company Benefit Plan identified in Section 3.17(b) of the Disclosure
Schedules: (i) all documents, including any insurance Contracts and trust agreements and all amendments or modifications thereto, setting forth the terms of the Company Benefit Plan, or if there are no such documents evidencing the Company Benefit Plan, a full description of the Company Benefit Plan, (ii) the ERISA summary plan description and any other summary of plan provisions provided to participants or beneficiaries for each such Company Benefit Plan, (iii) the annual reports (Form 5500 series) filed for the most recent three plan years, actuarial valuations, and the most recent financial statements or periodic accounting of related plan assets with respect to each Company Benefit Plan,
(iv) the most recent favorable determination letter, opinion, or ruling from the IRS for each Company Benefit Plan, the Assets of which are held in trust, to the effect that such trust is exempt from federal income tax, and (v) each opinion or ruling from the U.S. Department of Labor or the PBGC with respect to such Company Benefit Plans.

         (c) Compliance. Each Company Benefit Plan has at all times been maintained, by its terms and in operation, in accordance with all applicable laws in all material respects, including (to the extent applicable) Code Section 4980B. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and related trust that is intended to be tax-exempt under
Section 501(a) of the Code, has received a favorable determination letter from the IRS to the effect that such plan is qualified under the Code and such trust is tax-exempt. Any such determination letter remains in effect and has not been revoked. There are no facts or circumstances currently in existence which could reasonably be expected to result in the revocation of such determination letter.

         (d) Funding. The Company and each ERISA Affiliate has made full and timely payment of all amounts required to be contributed under the terms of each Company Benefit Plan and applicable law or required to be paid as expenses under such Company Benefit Plan, and no excise taxes are assessable as a result of any nondeductible or other contributions made or not made to a Company Benefit Plan. The assets of all Company Benefit Plans which are required under applicable laws to be held in trust are in fact held in trust, and the assets of each such Company Benefit Plan equal or exceed the liabilities of each such plan. The liabilities of each other plan are properly and accurately reported on the financial statements and records of the Company. The assets of each Company Benefit Plan are reported at their fair market value on the books and records of each plan.

         (e) Legal Actions/Liabilities. There are no actions, audits, suits, or claims known to Company which are pending or threatened against any Company Benefit Plan, any fiduciary of any of Company Benefit Plans with respect to the Company Benefit Plans, or against the Assets of any of the Company Benefit Plans, except claims for benefits made in the ordinary course of the operation of such plans. Neither the Company nor any ERISA Affiliate is subject to any material Liability, Tax, or penalty whatsoever to any person whomsoever as a result of the Company's or any ERISA Affiliate's engaging in a prohibited transaction under ERISA or the Code, and Company has no knowledge of any circumstances which reasonably might result in any such material Liability, Tax, or penalty as a result of a breach of fiduciary duty under ERISA. The termination of or withdrawal from any Company Benefit Plan that is subject to Title IV of ERISA or any other Company Benefit Plan immediately after the Closing Date will not subject Purchaser to any additional contribution requirement or to any other Liability, Tax, or penalty whatsoever. Except as set forth on Section 3.17(b) of the Disclosure Schedules, neither the Company nor any ERISA Affiliate has any obligation to any retired or former employee, or any current employee upon retirement, under any Company Benefit Plan aside from the payment when due of any vested accrued benefits thereunder. Neither execution nor consummation of the transactions contemplated by this Agreement will create, accelerate, or increase any liability, obligation, or right under any Company Benefit Plan

         SECTION 3.18 LICENSES.

         Section 3.18 of the Disclosure Schedules contains a true and complete list of all material Licenses used or held for use in the Business (and all pending applications for any such Licenses), setting forth the grantor, the grantee, the function and the expiration and renewal date of each. Prior to the execution of this Agreement, Seller has delivered to Purchaser true and complete copies of all such Licenses. Each such License is valid, binding and in full force and effect. The Company is not, nor has it received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any such License.

         SECTION 3.19 INSURANCE.

         Set forth in Section 3.19(a) of the Disclosure Schedules is a true and complete list and description (including carrier, policy number, coverage type, coverage limits and expiration) of all general liability, workers' compensation, theft, fidelity, life, fire, product liability, health or any other insurance policies or self-insurance arrangements (collectively, the "Insurance Programs") of the Company that are in force on the date hereof, including, without limitation, each such policy or arrangement to which the Company is a party, of which the Company is the beneficiary, or under which any Asset, director or officer of the Company is covered. All such Insurance Programs are in full force and effect, all premiums due thereon from the Company have been paid, and the Company has complied in all material respects with the provisions of such Insurance Programs applicable to the Company. Set forth in Section 3.19(b) of the Disclosure Schedules is a true and complete list of all claims made, claims paid and claims pending under any Insurance Program in respect of the Company for the past four (4) years in excess of $10,000 individually. The insurance coverage provided by the Company's Insurance Programs is adequate and suitable for the Business and Assets of the Company and is on such terms, covers such risks, contains such deductibles and retentions, and is in such amounts, as insurance customarily carried by comparable companies of established reputation, similarly situated and carrying on the same or similar business as the Company. Following the Closing, all Insurance Programs in respect of the Company can be canceled or terminated without the payment of any fees or penalties. The Company has maintained Insurance Programs continuously for the past four (4) years.

         SECTION 3.20 AFFILIATE TRANSACTIONS.

         Section 3.20 of the Disclosure Schedules sets forth for (i) each Seller, (ii) any member of the immediate family of such Seller or (iii) any Affiliate thereof (collectively, the "Related Parties"), every Contract, sales or loan transaction, payment, transfer, undertaking, compensation or similar arrangement of any Related Party with the Company and its Subsidiaries or any supplier or customer of the Company and its Subsidiaries and any interest of any Related Party in any property, real, personal or otherwise used in or pertaining to the Business (collectively, the "Related Party Agreements"). Except as set forth in Section 3.20 of the Disclosure Schedules, none of the Related Parties has any direct or indirect interest exceeding 5% in any Person with whom the Company or any of its Subsidiaries transacts business of any nature.

         SECTION 3.21 ENVIRONMENTAL, HEALTH AND SAFETY MATTERS.

         Except as set forth in Section 3.21 of the Disclosure Schedules:

         (a) Each of the Company and its Subsidiaries has obtained and complied with and currently complies with all the terms and conditions of all material Licenses required to be obtained by it by any Environmental Law. Each such License is in full force and effect. Each of the Company and its Subsidiaries is in compliance with all applicable Environmental Laws.

         (b) No facility currently operated by the Company and its Subsidiaries or previously owned or operated by the Company or any of its Subsidiaries is listed on the NPL, CERCLIS or any similar state or local list of sites.

         (c) No notice or any other communication from any Governmental or Regulatory Authority relating to any Environmental Claim or of any alleged violation or relating to any investigation with respect to of any Environmental Law has been received by the Company, any of its Subsidiaries or the Sellers, except for notices or communications that have been complied with in all material respects.

         (d) Neither this Agreement nor the consummation of the transactions contemplated hereby shall impose any obligations on Purchaser or the Company or any of its Subsidiaries for site investigation or cleanup, or notification to or consent of any Governmental or Regulatory Authority or third party under any Environmental Law (including, but not limited to, any so-called "transaction triggered" or "responsible party transfer" laws).

         (e) Neither Seller, the Company, its Subsidiaries nor any Affiliate thereof, nor to the Knowledge of Seller, any other Person has caused or taken any action that will result in any Environmental Claim, and none of the Company and its Subsidiaries is subject to, any Environmental Claim relating to (A) the environmental conditions on, under, or about the Assets owned, leased, occupied, operated or used by the Company and its Subsidiaries or any predecessor thereto at the present time or in the past, including, without limitation, the air, soil and groundwater conditions at such properties, or (B) the past or present use, management, handling, transport, treatment, generation, storage, disposal or release (or arrangement of any such action) of any Hazardous Materials (including hazardous waste).

         (f) No (i) underground storage tanks or surface impoundments, (ii) asbestos containing materials in any form or condition regulated under any Environmental Law, or (iii) materials or equipment containing polychlorinated biphenyls regulated under Environmental Law exist at any real property owned or leased by the Company or any of its Subsidiaries.

         (g) None of the Company and its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any Hazardous Materials or owned, occupied or operated any facility or property so as to give rise to any Environmental Claim.

         (h) There are no facts, events or conditions which presently exist relating to any of the real property owned or leased by the Company or any Subsidiary which prevent, hinder or limit continued substantial compliance with Environmental Laws, give rise to any corrective, investigatory or remedial obligations pursuant to Environmental Laws, or give rise to any other Liabilities pursuant to Environmental Laws (including, but not limited to, those Liabilities relating to onsite or offsite Releases).

         (i) None of the Company and its Subsidiaries has either expressly or, by operation of law assumed or undertaken any Liability or corrective, investigatory or remedial obligation of any other Person relating to any Environmental Laws. No Lien, whether recorded or unrecorded, in favor of any Governmental or Regulatory Authority, relating to any Liability of the Company and its Subsidiaries arising under any Environmental Laws, has attached to any real property owned or leased by the Company and its Subsidiaries.

         (j) Sellers have disclosed and made available to Purchaser all information, including, without limitation, all studies, analyses and test results in the possession, custody, control of or otherwise Known to Sellers relating to (A) the environmental conditions on, under or about the Assets owned, leased, operated or used by the Company and its Subsidiaries or any predecessor in interest thereto at the present time or in the past, and (B) any Hazardous Materials used, managed, handled, transported, treated, generated, stored or released by the Company and its Subsidiaries or any other Person on, under, about or from any of the Assets of the Company and its Subsidiaries or in connection with the operation of the Business, and (c) any Environmental Claims.

         (k) None of the Company or any of its Subsidiaries has ever stored or dispensed gasoline or other petroleum products at any of the real property owned or leased by them.

         SECTION 3.22 WARRANTIES.

         Set forth in Section 3.22 of the Disclosure Schedules are descriptions or copies of the forms of all express warranties, extended maintenance or service agreements, and mechanical insurance coverage and disclaimers of warranty made or sold to customers by the Company and its Subsidiaries (separate and distinct from any applicable manufacturers' or warranties or disclaimers of warranties) during the past five (5) years to customers or users of the vehicles, parts, products or services of the Business. There have been no breach of warranty or breach of representation claims against the Company or any of its Subsidiaries during the past five (5) years which have resulted in a Material Adverse Effect.

         SECTION 3.23 NO GUARANTEES.

         Section 3.23 of the Disclosure Schedules sets forth a complete description of each instance in which the Liabilities of the Business or of the Company and its Subsidiaries incurred in connection with the conduct of the Business are guaranteed by or subject to a similar contingent obligation of any other Person (including any Related Parties), or in which the Company or any of its Subsidiaries has guaranteed, is jointly and severally liable or become subject to a similar contingent obligation in respect of the Liabilities of any Related Party, customer, supplier or other Person.

         SECTION 3.24 ENTIRE BUSINESS.

         After the Closing, the Assets owned by the Company and its Subsidiaries, together with the Assets each of the Company and its Subsidiaries has a right under Contract to use, shall be sufficient for the Company and its Subsidiaries to continue to operate the Business in the same manner as it is operated immediately prior to the date hereof, without incurring any additional material expense or Liability.

         SECTION 3.25 BANK ACCOUNTS.

         Section 3.25 of the Disclosure Schedules sets forth a complete and correct list of each bank in which each of the Company and its Subsidiaries has an account or safe deposit or lock box, the account or box number, as the case may be, and the name of every Person authorized to draw thereon or having access thereto.

         SECTION 3.26 BROKERS.

         Except as set forth in Section 3.26 of the Disclosure Schedules, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Sellers directly with Purchaser without the intervention of any Person on behalf of Sellers in such manner as to give rise to any valid claim by any Person against Purchaser for a finder's fee, brokerage commission or similar payment.

         SECTION 3.27 DISCLOSURE.

         No representation or warranty contained in this Agreement, and no statement contained in the Schedules hereto or in any certificate, list or other writing furnished to Purchaser pursuant to any provision of this Agreement (including without limitation the Financial Statements) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.


                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

         SECTION 4.1 ORGANIZATION/AUTHORITY.

         Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Purchaser has full corporate power and authority to own the Assets owned by it, to lease the Assets held by it under lease, and to carry on the operation of its business as it is now being conducted.

         SECTION 4.2 DUE AUTHORIZATION, EXECUTION AND DELIVERY.

         Purchaser has full corporate power and authority to enter into this Agreement and the Related Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes, and upon the execution and delivery by Purchaser of the Related Agreements to which it is a party, such Related Agreements will constitute, legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms.

         SECTION 4.3 NO CONFLICTS.

         (a) Except for (i) the applicable requirements of the HSR Act and the Securities Act, and (ii) such consents as may be required by Purchaser's lenders, no consent, authorization, License or approval of or from, or notice to, any Person or any Governmental or Regulatory Authority is required as a condition to the execution and delivery of this Agreement by Purchaser or the execution and delivery of any Related Agreement by Purchaser or the consummation of the transactions contemplated by this Agreement or any such Related Agreement by Purchaser.

         (b) The execution and delivery of this Agreement by Purchaser and the execution and delivery of any Related Agreement by Purchaser, and the consummation of the transactions contemplated hereby and thereby by Purchaser, will not conflict with, give rise to a right of termination of, contravene or constitute a default under, or be an event which with the giving of notice or passage of time or both will become a default under, or give to others any rights of termination or cancellation of, or give rise to a right of acceleration of the performance required by or maturity of, or result in the creation of any Lien, Tax, Losses, Liabilities or loss of any rights with respect to the Purchaser (which could reasonably be expected to have a material adverse effect on Purchaser) pursuant to any of the terms, conditions or provisions of or under, any applicable Law, the articles or certificate of incorporation or by-laws of Purchaser or under any material Contract or Order binding upon Purchaser or to which any of the Assets of Purchaser is subject.

         (c) No Order, action, suit or proceeding is pending or, to the knowledge of Purchaser, threatened against Purchaser thereof which (i) questions the validity or legality of this Agreement or the Related Agreements or the transactions contemplated hereby and/or thereby or (ii) seeks to prevent the consummation of the transactions contemplated by this Agreement or the Related Agreements by Purchaser or any Affiliate thereof.

         SECTION 4.4 BROKERS.

         All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser directly with Sellers without the intervention of any Person on behalf of Purchaser in such manner as to give rise to any valid claim by any Person against Sellers for a finder's fee, brokerage commission or similar payment.

         SECTION 4.5 DISCLOSURE.

         No representation or warranty contained in this Agreement, and no statement contained in the Schedules hereto or in any certificate, list or other writing furnished to Sellers pursuant to any provision of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading

                                    ARTICLE V

                              COVENANTS OF SELLERS

         Sellers and the Company covenant and agree with Purchaser that, at all times from and after the date hereof until the Closing and, with respect to any covenant or agreement by its terms to be performed in whole or in part after the Closing, for the period specified herein or, if no period is specified herein, indefinitely, Sellers and the Company shall comply with all covenants and provisions of this Article V, except to the extent Purchaser may otherwise consent in writing.

         SECTION 5.1 REGULATORY AND OTHER APPROVALS.

         The Company and its Subsidiaries shall use (and Sellers shall cause the Company and its Subsidiaries to use) good faith best efforts to pursue all permits, authorizations, consents, Licenses, approvals and waivers from third parties and Governmental and Regulatory Authorities necessary to permit the consummation of the transactions contemplated by this Agreement and the Related Agreements; provided, however, that to secure any such permit, authorization, consent, Licenses, approval or waiver, neither the Company nor the Sellers shall be required to provide any material economic benefit not required by any Contract, Law or Order.

         SECTION 5.2 INVESTIGATION BY PURCHASER.

         The Company and its Subsidiaries shall (and Sellers shall cause the Company and its Subsidiaries to) (a) provide Purchaser and its Representatives with full access, upon reasonable prior notice and during normal business hours, to such officers, employees and agents of the Company and its Subsidiaries who have any responsibility for the conduct of the Business, to Sellers' and the Company's Representatives and to the Assets of the Company and its Representatives, and (b) furnish Purchaser and its Representatives with all such information and data concerning the Business, the Company and its Subsidiaries and Assets of the Company and its Subsidiaries as Purchaser or any of its Representatives reasonably may request.

         SECTION 5.3 NO SOLICITATIONS.

         The Company and Sellers shall not take, nor shall they permit any Affiliate of the Company (or authorize or permit any Representative retained by or acting for or on behalf of Sellers, the Company or any such Affiliate) to take, directly or indirectly, any action to solicit, encourage, receive, negotiate, assist or otherwise facilitate (including by furnishing confidential information with respect to the Business or permitting access to the Assets and books and records of the Company) any offer or inquiry from any Person concerning the acquisition of the Business by any Person. None of the Sellers will vote their Company Shares in favor of any such acquisition structured as a merger, consolidation or share exchange. If Sellers, the Company or any such Affiliate or Representative receives from any Person any offer, inquiry or informational request concerning the acquisition of the Business by any Person, Sellers shall promptly advise such Person, by written notice, of the terms of this Section 5.3 and shall promptly, orally and in writing, advise Purchaser of such offer, inquiry or request and deliver a copy of such notice to Purchaser.

         SECTION 5.4 CONDUCT OF BUSINESS.

         The Sellers will not cause or permit any of the Company and its Subsidiaries to engage in any practice, take any action or enter into any transaction outside the ordinary course of business. Without limiting the generality of the foregoing, the Sellers will not cause or permit any of the Company and its

Subsidiaries to (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase or otherwise acquire any of its capital stock, except as provided in Section 5.5 below or
(ii) otherwise engage in any practice, take any action or enter into any transaction of the sort described in Section 3.10 above except for the sale of any life insurance policies to Rick Haas in exchange for the cash value of such policies in excess of outstanding loan balances against such policies. The Sellers will cause each of the Company and its Subsidiaries to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions and relationships with lessors, licensors, suppliers, customers and employees.

         SECTION 5.5 ACQUISITION OF STOCK OF COMPANY AND SUBSIDIARIES.

                  (a) Sellers shall, at or prior to Closing, acquire all issued and outstanding shares of the capital stock of the Company from the holders thereof so that the Sellers are the only shareholders of the Company.

                  (b) Sellers shall, at or prior to the Closing, purchase or otherwise acquire all of the Preferred Shares not currently owned by them from the holders thereof, so that, at Closing, Sellers shall be the only preferred shareholders of T.O. Haas Tire Company.

         SECTION 5.6 NOTICE AND CURE.

         Sellers shall notify Purchaser in writing, by updating the Disclosure Schedules, and contemporaneously will provide Purchaser with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practicable after it becomes Known to Sellers, occurring after the date of this Agreement that causes or will cause any covenant or agreement of Sellers or the Company under this Agreement to be breached or that renders or will render untrue any representation or warranty of Sellers contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Sellers also will notify Purchaser in writing (where appropriate, through updates to the Disclosure Schedules) of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach, as soon as practicable after it becomes Known to Sellers, of any representation, warranty, covenant or agreement made by Seller in this Agreement, whether occurring or arising before, on or after the date of this Agreement. No notice given pursuant to this Section 5.5 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit Purchaser's right to seek indemnity under Article IX.

         SECTION 5.7 FULFILLMENT OF CONDITIONS.

         Each Seller will execute and deliver at the Closing each Related Agreement that each Seller is required hereby to execute and deliver as a condition to the Closing, will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of Purchaser contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the non-fulfillment of any such condition.

         SECTION 5.8 TERMINATION OF RELATED PARTY AGREEMENTS.

         From the date hereof until the Closing Date, the Company shall not, and the Sellers shall cause the Company not to enter into any Related Party Agreements or engage in any transactions with the Sellers or their Affiliates without the prior written consent of Purchaser. The Company shall, and the Sellers shall cause the Company, to at or prior to Closing, (i) terminate the Related Party Agreements other than those designated in writing by Purchaser and (ii) repay all Indebtedness owed by them to the Company or any of its Subsidiaries.

         SECTION 5.9 GRANT OF TBC STOCK.

         After the Closing Date, Sellers shall cooperate with Purchasers to cause the Company to gift the shares of TBC stock owned by the T.O. Haas Tire Company to the University of Nebraska Foundation or such other charitable entity as the Sellers may designate.

         SECTION 5.10 DELIVERY OF FINANCIAL STATEMENTS.

                  (a) Prior to Closing, Sellers shall deliver to Purchaser a final audited copy of the 1999 Financial Statements, complete with an auditor's report and footnotes thereto.

                  (b) As soon as available, the Sellers shall deliver to Purchaser unaudited monthly consolidated financial statements for periods from February 29, 2000 through the last day of the calendar month immediately prior to the Closing Date.

                                   ARTICLE VI

                                MUTUAL COVENANTS

         SECTION 6.1 CONFIDENTIALITY.

         Following the date hereof, each party hereto shall, and shall cause its Affiliates to, and shall use reasonable commercial efforts to cause its Representatives to, hold in strict confidence and not utilize in its or their respective business all information and documents concerning any other party hereto or any of its Affiliates and their respective businesses, including, without limitation, all confidential or proprietary documents and information furnished or made available to Purchaser and its Affiliates and Representatives by Sellers, the Company and their Affiliates and Representatives concerning the Company even though such documents and information were first developed by, made known to, or obtained from, the Company and its Affiliates and Representatives (all such information and documents are collectively referred to herein as "Confidential Information") except where disclosure may be necessary for each party to enforce its rights under this Agreement (or any documents or instruments executed pursuant hereto). Notwithstanding the foregoing, the following will not constitute Confidential Information for purposes of this
Agreement: (a) other than confidential or proprietary documents and information regarding the Business of the Company (which shall be treated as Confidential Information), (i) information which was already in the possession of the receiving party or its Affiliates prior to the date hereof and which was not acquired or obtained from any other party or its Affiliates subject to an obligation of confidentiality, (ii) information which is independently developed by the receiving party or any Affiliate thereof without access to the Confidential Information, and (iii) information which is obtained or was previously obtained by the receiving party or its Affiliates from a third Person who is not prohibited from transmitting the information to the receiving party or its Affiliates by a contractual, legal or fiduciary obligation to any other party or its Affiliates, and (b) (i) information which is or becomes generally available to the public other than as the result of a disclosure by the receiving party or any Affiliate thereof or their agents or employees, and (ii) information which the receiving party is legally obligated to disclose in connection with its filing of required Tax Returns or pursuant to a valid subpoena or a valid request from any Governmental or Regulatory Authority, subject to the obligation of the receiving party to give the other party reasonable advance notice of such disclosure and to cooperate with the other party in seeking a protective order or other appropriate means for limiting the scope of the disclosure. Notwithstanding the foregoing, following the Closing Date, the foregoing restrictions in this Section 7.1 shall not apply to the use by Purchaser of any documents or information concerning the Company and its Subsidiaries furnished or transferred by Sellers, their Affiliates or Representatives to Purchaser, its Affiliates or Representatives in connection with this Agreement and/or the Related Agreements.

         SECTION 6.2 FURTHER ASSURANCES.

         Each party agrees to cooperate fully with the other parties hereto and to execute and deliver or cause to be executed and delivered at all reasonable times and places such additional instruments and documents as any other party may reasonably request for the purpose of carrying out this Agreement.

         SECTION 6.3 HSR FILINGS.

         Sellers and Purchaser and their respective Affiliates shall promptly make all filings, reports and documents as may be necessary to comply with the HSR Act with respect to the transactions contemplated under this Agreement or any Related Agreement. Each party hereto and their respective Affiliates shall cooperate with and assist the other parties hereto and their Affiliates and take such action as may be reasonably required and as permitted under Law in connection with such filings (including, but not limited to, cooperating with additional requests for information and documents by the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and arranging interviews of officers and personnel, in each case if requested by any relevant Governmental or Regulatory Authority).

         SECTION 6.4 TAX MATTERS.

         The following provisions shall govern the allocation of responsibility as between Purchaser and Sellers for certain tax matters following the Closing
Date:

                  (a) Tax Periods Ending on or Before the Closing Date. Except as provided in Section 6.4(c) below, Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries and shall cause the Company to pay all Taxes properly accrued on the Financial Statements but not yet due and payable as of the Closing Date.

                  (b) Cooperation on Tax Matters.

                           (i) Purchaser and Sellers shall cooperate fully, as
                  and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this
                  Section 6.4 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each of Purchaser and Sellers agrees (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the other party, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Purchaser or

                  Sellers, as the case may be, shall allow the other party to take possession of such books and records.

                           (ii) Purchaser and Sellers further agree, upon
                  request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental or Regulatory Authority or any other Person as the requesting party reasonably believes to be necessary to mitigate, reduce or eliminate any Tax that could be imposed on the Company (including, but not limited to, with respect to the transactions contemplated hereby).

                           (iii) Each of Purchaser and Sellers further agrees,
                  upon request, to provide the other party with all information that either party may be required to report pursuant to
                  Section 6043 or the Code and all Treasury Department Regulations promulgated thereunder.

                  (c) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) in respect of the Company or any of its Assets or Businesses or the transactions contemplated herein or otherwise incurred in respect of the Company in connection with this Agreement shall be paid by Sellers when due, and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

         SECTION 6.5 REASONABLE EFFORTS TO CLOSE.

         Subject to such party's right to terminate this Agreement pursuant to
Article X hereof, each party shall use commercially reasonable efforts to (a) take or cause to be taken all actions, and do or cause to be done all things, which are necessary, proper or advisable to permit any other party's conditions set forth in Articles VII and VIII to be fully satisfied (but not waived), and
(b) consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and any Related Agreement, including using commercially reasonable efforts to obtain the consents and approvals referred to in Sections 7.5 and 8.6, as the case may be.

         SECTION 6.6 COOPERATION IN PROCEEDINGS.

         Except with respect to a Third Party Claim (as hereinafter defined), following the Closing Date, each party hereto will reasonably cooperate with the other parties hereto in the defense or prosecution of any litigation or proceeding (or Order or settlement in connection therewith) already instituted or which may be instituted hereafter against or by any party hereto relating to or arising out of the conduct of Business of the Company prior to the Closing Date (other than any litigation or proceeding arising out of the transactions contemplated by this Agreement or any Related Agreement). The party requesting such cooperation shall pay the out-of-pocket expenses (including, but not limited to, reasonable attorneys' fees and expenses) of the party providing such cooperation and of its Representatives reasonably incurred in connection with providing such cooperation.

                                   ARTICLE VII

                     CONDITIONS TO OBLIGATIONS OF PURCHASER

         The obligation of Purchaser hereunder to acquire the Company Shares and the Preferred Shares is subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

         SECTION 7.1 REPRESENTATIONS AND WARRANTIES.

         The representations and warranties of Sellers contained herein shall be true in all material respects (without regard for any materiality qualifiers contained thereon) on and as of the Closing Date with the same force and effect as if made on and as of such date.

         SECTION 7.2 PERFORMANCE.

         Sellers shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Sellers at or before the Closing.

         SECTION 7.3 CLOSING DELIVERIES.

         The Sellers shall have delivered to Purchaser the documents and instruments described in Section 2.5 hereof.

         SECTION 7.4 ORDERS AND LAWS.

         There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Related Agreements or which could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement or any of the Related Agreements to Purchaser, and there shall not be pending or threatened on the Closing Date any Action or Proceeding or any other action in, before or by any Governmental or Regulatory Authority which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to Purchaser or the transactions contemplated by this Agreement or any of the Related Agreements of any such Law.

         SECTION 7.5 REGULATORY CONSENTS AND APPROVALS.

         All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority or any other Person (including Purchaser's lenders), necessary to permit Purchaser and Sellers to perform their obligations under this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby shall have been obtained and shall be in fully force and effect.

         SECTION 7.6 PROCEEDINGS.

         All proceedings to be taken on the part of Sellers and the Company in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Purchaser, and Purchaser shall have received copies of all such documents and other evidences as Purchaser may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith. This Agreement and all transactions contemplated hereby shall have been approved by the Board of Directors of Purchaser.

         SECTION 7.7 DUE DILIGENCE.

         Purchaser shall be satisfied in its sole discretion as to the results of its due diligence investigation of the Business, the Assets and the Liabilities of the Company.

         SECTION 7.8 MATERIAL ADVERSE CHANGE.

         No act, event or condition shall have occurred after the date hereof, whether or not in the ordinary course of business which has had or could reasonably be expected to have a Material Adverse Effect.

         SECTION 7.9 OTHER ASSURANCES.

         The Sellers shall have delivered to Purchaser such other and further certificates, assurances and documents as Purchaser may reasonably request in order to evidence the accuracy of the representations and warranties of the Sellers, the performance of covenants and agreements to be performed by the Sellers pursuant hereto at or prior to the Closing, and the fulfillment of the conditions to the obligations of Purchaser.

         SECTION 7.10 HAAS INVESTMENT.

         Sellers shall have transferred, assigned, sold all of the issued and outstanding capital stock of Haas Investment Company to Purchaser pursuant to a mutually satisfactory stock purchase agreement (the "Investment Agreement").

         SECTION 7.11 SHAREHOLDERS AGREEMENT.

         Sellers shall have terminated, immediately prior to Closing, that certain buy/sell agreement reflected in Section 3.4(c) of the Disclosure Schedules.


                                  ARTICLE VIII

                      CONDITIONS TO OBLIGATIONS OF SELLERS

         The obligations of Sellers hereunder to sell the Company Shares are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Sellers in their sole discretion):

         SECTION 8.1 REPRESENTATIONS AND WARRANTIES.

         Each of the representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date.

         SECTION 8.2 PERFORMANCE.

         Purchaser shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

         SECTION 8.3 CLOSING DELIVERIES.

         Purchaser shall have delivered to Seller all of the documents and other deliveries referred to in Section 2.6 hereof.

         SECTION 8.4 ORDERS AND LAWS.

         There shall not be in effect on the Closing Date any Order or Law that became effective after the date of this Agreement restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Related Agreements. There shall not be pending or threatened on the Closing Date any Action or Proceeding in, before or by any Governmental or Regulatory Authority which would reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to Sellers or the transactions contemplated by this Agreement or any of the Related Agreements of any such Law.

         SECTION 8.5 PROCEEDINGS.

         All proceedings to be taken on the part of Purchaser in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Seller, and Seller shall have received copies of all such documents and other evidences as Seller may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

         SECTION 8.6 REGULATORY CONSENTS AND APPROVALS.

         All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority or any other Person necessary to permit Purchaser and Sellers to perform their obligations under this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby shall have been obtained and shall be in full force and effect.

         SECTION 8.7 HAAS INVESTMENT.

         Purchaser shall have, simultaneously with Closing, purchased and acquired all of the issued and outstanding capital stock of Haas Investment Company from Sellers pursuant to the Investment Agreement.

         SECTION 8.8 REGULATORY CONSENTS AND APPROVALS.

         Purchaser shall have obtained releases of the guarantees of Sellers or Related Parties disclosed on Section 3.23 of the Disclosure Schedule or shall have made provisions reasonably satisfactory to Seller for the future release of such guarantees.

                                   ARTICLE IX

                                 INDEMNIFICATION

         SECTION 9.1 SURVIVAL.

         Subject to Section 9.7 hereof, the parties hereto agree that their respective representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing Date, notwithstanding any investigation at any time by or on behalf of any party hereto, and shall not be considered to be diminished by any such investigation or waived by the consummation of the transactions contemplated hereby with the knowledge by any party of any breach of any such representation, warranty, covenant or agreement.

         SECTION 9.2 INDEMNIFICATION BY SELLERS.

         Subject to the other provisions of this Article IX, Sellers shall, jointly and severally, indemnify and hold harmless Purchaser from and against any and all Losses suffered or incurred by Purchaser or its officers, directors or employees or, following the Closing, by the Company, or its officers, directors or employees (collectively, the "Purchaser Indemnified Parties"), in each case as a result of or arising out of:

                  (a) The falsity or incorrectness of, or breach or violation of, any representation or warranty of Sellers or the Company in this Agreement or in any schedule or certificate furnished to Purchaser by or on behalf of Sellers or the Company pursuant to this Agreement;

                  (b) The failure by Sellers or the Company to perform any covenant or agreement of Sellers or the Company under this Agreement or under any schedule or certificate furnished to any Purchaser by or on behalf of Sellers or the Company pursuant to this Agreement;

                  (c) Any Liability or obligation arising out of or related to the failure of any Company Benefit Plan to comply with Law prior to the Closing, including, without limitation, any Liability or obligation resulting from the denial or loss of any Tax deduction taken by the Company in connection with any Company Benefit Plan;

                  (d) Any charge, complaint, action, suit, arbitration, hearing, investigation, or other proceeding which has been disclosed in Section
         3.14 of the Disclosure Schedules hereto or, if not so disclosed, which should have been disclosed in Section 3.14 of the Disclosure Schedules hereto in order to make the representation and warranty in Section 3.14 hereof true and correct as of the Closing Date, or any guaranty or similar contingent obligation of the Company of the type described in
         Section 3.23 hereof for debts of the Sellers or Related Parties;

                  (e) All Taxes arising from or pertaining to the Business, the assets, operations and distributions of the Company with respect to all periods or portions thereof prior to December 31, 1999, except those Taxes, properly accrued in accordance with GAAP but not yet due or payable, to the extent reflected as accrued expenses on the Financial Statement or those Taxes which have been properly and fully paid by the Company prior to the Closing Date.

                  (f) Any Liability or obligation of the Company for any Environmental Claims arising or relating to acts or omissions occurring prior to the Closing Date, regardless of whether such Environmental Claims are incurred in connection with any item which has been disclosed to Purchaser in Section 3.21 of the Disclosure Schedules or otherwise and regardless of whether such Environmental Claims have been incurred as a result of a breach of or inaccuracy in any representation, warranty or covenant of any Seller or the Company hereunder and regardless of whether resulting from a condition which is known or unknown by the Company or any Seller on the date hereof.

         SECTION 9.3 INDEMNIFICATION BY PURCHASER.

         Subject to the other provisions of this Article IX, Purchaser shall indemnify and hold harmless Sellers from and against any and all Losses suffered or incurred by Sellers, any successor-in-interest, or their officers, directors or employees as a result of or arising out of:

                  (a) The falsity or incorrectness of, or breach or violation of, any representation or warranty of Purchaser in this Agreement or in any schedule or certificate furnished to Sellers by or on behalf of Purchaser pursuant to this Agreement; or

                  (b) The failure by Purchaser to perform any covenant or agreement of Purchaser under this Agreement or under any schedule or certificate furnished to Sellers by or on behalf of Purchaser pursuant to this Agreement.

                  (c) The operation of the Company and the Business by Purchaser from and after the Closing Date.

         SECTION 9.4 METHOD OF ASSERTING CLAIMS.

         All claims for indemnification by any Indemnified Party under this
Article IX shall be asserted and resolved as follows:

                  (a) Third Party Claims. If any claim or demand in respect of which an Indemnified Party might seek indemnity under this Article IX is asserted against such Indemnified Party by a Person (a "Third Party Claim") other than Sellers or Purchaser, the Indemnified Party shall give prompt written notice and the details thereof including copies of all relevant pleadings, documents and information and, if then known, the amount or the method of computation of the amount of such claim (collectively, a "Third Party Claim Notice") to the Indemnifying Party. The failure by the Indemnified Party to provide prompt written notice shall not impair the Indemnified Party's rights hereunder except to the extent that the Indemnifying Party demonstrates that the Indemnifying Party's ability to defend has been materially prejudiced by such failure of the Indemnified Party. The Indemnifying Party will notify the Indemnified Party within a period of thirty (30) days after the receipt of the Third Party Claim Notice by the Indemnifying Party (the "Third Party Claim Response Period"):

                           (i) that the Indemnifying Party disputes its
                  Liability (or the amount thereof) to the Indemnified Party under this Article IX with respect to such Third Party Claim; or

                           (ii) that the Indemnifying Party does not dispute and
                  accepts its Liability to the Indemnified Party under this
                  Article IX with respect to such Third Party Claim, and either
                  (A) that the Indemnifying Party desires, at its sole cost and expense, to defend the

                  Indemnified Party against such Third Party Claim, or (B) that the Indemnifying Party does not desire to undertake such defense.

                  If the Indemnifying Party provides the notice described in
         Section 9.4(a)(ii)(A) above to the Indemnified Party within the Third Party Claim Response Period, then the Indemnifying Party at its sole cost and expense shall defend, with counsel reasonably satisfactory to the Indemnified Party, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted to a final conclusion or will be settled at the discretion and sole expense of the Indemnifying Party (with the consent of the Indemnified Party which, in the case of a monetary settlement only, shall not be unreasonably withheld or delayed and, in the case of all other settlements, may be withheld in the discretion of the Indemnified Party). The Indemnified Party will cooperate in such defense at the sole cost and expense of the Indemnifying Party and shall furnish records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnifying Party in connection therewith. The Indemnified Party may, at its sole cost and expense, at any time prior to the Indemnifying Party's delivery of the notice referred to in the last sentence of the preceding paragraph, file any pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests. The Indemnified Party, at its expense, may participate in, but not control, any defense or settlement of any Third Party Claim conducted by the Indemnifying Party pursuant to this Section 9.4(a).

                  If the Indemnifying Party does not provide the notice described in Section 9.4(a)(ii)(A) above to the Indemnified Party within the Third Party Claim Response Period or if the Indemnifying Party gives such notice but fails to prosecute vigorously and diligently or settle the Third Party Claim, then the Indemnified Party shall defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Party in a reasonable manner and in good faith or will be settled at the discretion of the Indemnified Party. The Indemnifying Party shall, at its sole cost and expense, cooperate in such defense and shall furnish records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith. Notwithstanding the foregoing provisions of this paragraph, if the Indemnifying Party is determined not to be required to indemnify for such Third Party Claim pursuant to the last paragraph of this Section 9.4(a), the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party's defense or the Indemnifying Party's participation therein pursuant to this paragraph, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such defense.

                  If the Indemnifying Party provides the notice described in
         Section 9.4(a)(ii)(A) or (B) above to the Indemnified Party within the Third Party Claim Response Period or if the Indemnifying Party fails to provide the notice required by Section 9.4(a)(i) or (ii) within the Third Party Claim Response Period, the Losses of the Indemnified Party as finally determined will be conclusively deemed a Liability of the Indemnifying Party under this Article IX, and the Indemnifying Party shall pay the amount of such Losses to the Indemnified Party. If the Indemnifying Party provides the notice described in Section 9.4(a)(i) to the Indemnified Party within the Third Party Claim Response Period, then the Indemnifying Party and the Indemnified Party will proceed in good faith to resolve such dispute in accordance with Section 11.12 hereof. If the Indemnifying Party is determined to be liable for the Losses of the Indemnified Party relating to such claim under this
         Article IX, the Indemnifying Party shall pay the amount of such Losses to the Indemnified Party.

                  (b) Other Claims. In the event any Indemnified Party should have a claim under this Article IX against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall give prompt written notice and the details thereof, including copies of all relevant information and documents and, if then known, the amount or method of computation of the amount of such claim (collectively, an "Indemnity Notice") to the Indemnifying Party. The failure by any Indemnified Party to give prompt written notice shall not impair the Indemnified Party's rights hereunder except to the extent that the Indemnifying Party demonstrates that it has been materially prejudiced thereby. The Indemnifying Party shall notify the Indemnified Party within a period of thirty (30) days after the receipt of the Indemnity Notice by the Indemnifying Party (the "Indemnity Response Period") whether or not the Indemnifying Party disputes its Liability to the Indemnified Party under this Article IX with respect to such claim. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party does not dispute its Liability for the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Indemnity Response Period whether or not the Indemnifying Party disputes its Liability for the claim described in such Indemnity Notice, the Losses of the Indemnified Party as finally determined will be conclusively deemed to be a Liability of the Indemnifying Party under this Article IX and the Indemnifying Party shall pay the amount of such Losses to the Indemnified Party. If the Indemnifying Party notifies the Indemnified Party within the Indemnity Response Period that the Indemnifying Party disputes its Liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to resolve such dispute in accordance with
         Section 11.12 hereof. If the Indemnifying Party is determined to be liable for the Losses of the Indemnified Party relating to such claim under this Article IX, the Indemnifying Party shall pay the amount of such Losses to the Indemnified Party.

         SECTION 9.5 CONTINUED LIABILITY FOR INDEMNITY CLAIMS.

         The Liability of any Indemnifying Party hereunder with respect to claims hereunder shall continue for so long as any claims for indemnification may be made hereunder pursuant to Section 9.7 hereof and, with respect to any such indemnification claims duly and timely made, thereafter until the Indemnifying Party's Liability therefor is finally determined and satisfied.

         SECTION 9.6 LIMITATIONS ON INDEMNIFICATION.

         No amount of indemnity shall be payable in the case of a claim by Purchaser under Section 9.2(a) hereof unless and until the Losses suffered or incurred by the Purchaser Indemnified Parties as a result of or arising out of the falsity or incorrectness of, or a breach or violation of, the representations and warranties of Seller exceed, in the aggregate, $25,000, whereupon the Purchaser shall be entitled to claim indemnification for all such Losses; provided, however that such limitation shall not apply with respect to a breach of the representations and warranties contained in Section 3.7.

         SECTION 9.7 TIME LIMITS ON CLAIMS.

         Notwithstanding anything in this Agreement to the contrary, a claim by an Indemnified Party under this Article IX may be made only:

                  (a) if with respect to any Loss as a result of or arising out of the matters described in Section 9.2(a) hereof or Section 9.3(a) hereof, on or prior to the third anniversary of the Closing Date, provided, however, that (i) claims by the Purchaser under Section 9.2(a) hereof as a result of or arising out of the falsity or incorrectness of, or a breach or violation of, the representations and warranties of Sellers in Sections 3.3 and 3.4, hereof may be made indefinitely, and (ii) claims by Purchaser under Section 9.2(a) hereof as a result of or arising out of the falsity or incorrectness of, or a breach or violation of, the representations and warranties of Sellers in Sections 3.7, 3.17 and 3.21 hereof may be made until the expiration of two months following the expiration of the applicable statute of limitations unless such statutes of limitations have been extended by Purchaser's agreement;

                  (b) if with respect to any Loss as a result of or arising out of the matters described in Section 9.2(b) hereof or Section 9.3(b) hereof, within two (2) years following the last day upon which such covenant or agreement is required to be performed; and

                  (c) if with respect to any Loss as a result of or arising out of the matters described in Sections 9.2(c)-(f) hereof, within two (2) months following the expiration of the applicable statute of limitations.

         Notwithstanding anything in this Agreement to the contrary, any claim under this Article IX not made within the foregoing relevant time period shall expire and be forever barred.

         SECTION 9.8 EXCLUSIVE REMEDIES.

         The remedies provided in this Article IX constitute the sole and exclusive remedies available to each party hereto for recoveries against another party hereto for breaches or failures to comply with or non-fulfillments of the representations, warranties, covenants and agreements in this Agreement or in any schedule or certificate furnished to any party by any other party pursuant to this Agreement, except that nothing in this Agreement shall limit the right of Purchaser to pursue any appropriate remedy at equity, including specific performance, for the breach of any covenants of Seller contained herein or any appropriate remedy based upon allegations of fraud, bad faith or willful misconduct in connection with this Agreement.

         SECTION 9.9 RIGHT OF SET-OFF.

         Upon notice to the Sellers' Representative specifying in reasonable detail the basis therefor, Purchaser may set off any amount to which it may be entitled under this Article IX against amounts otherwise payable under any Related Agreements. The exercise of such right of set-off by the Purchaser shall not constitute a breach or an event of default under any such Related Agreement. Neither the exercise of nor the failure to exercise such right of set-off shall constitute an election of remedies nor limit Purchaser in any manner in the enforcement of any other remedies that may be available to it.

         SECTION 9.10 SELLERS' REPRESENTATIVE.

         Notwithstanding anything in this Agreement to the contrary, the rights of the Sellers to settle claims and give notices under this Article IX shall be exercisable exclusively by the Sellers' Agent, and the Purchaser shall be entitled to deal exclusively with the Sellers' Agent in respect of such rights.

                                    ARTICLE X

                                   TERMINATION

         SECTION 10.1 TERMINATION.

         This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

                  (a) at any time before the Closing, by mutual written agreement of Seller and Purchaser;

                  (b) at any time before the Closing, by Seller or Purchaser, in the event (i) of a material breach hereof by the non-terminating party if such non-terminating party fails to cure such breach within ten (10) Business Days following notification thereof by the terminating party or (ii) upon notification of the non-terminating party by the terminating party that the satisfaction of any condition to the terminating party's obligations under this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts if the failure of such condition to be satisfied is not caused by a breach hereof by the terminating party; or

                  (c) at any time after May 31, 2000 by Seller or Purchaser upon notification of the non-terminating party by the terminating party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party.

         SECTION 10.2 EFFECT OF TERMINATION.

         If this Agreement is validly terminated pursuant to Section 10.1, this Agreement will forthwith become null and void, and there will be no Liability or obligation on the part of Seller or Purchaser (or any of their respective Representatives or Affiliates), except as provided in the next succeeding sentence and except that the provisions with respect to expenses in Section 11.3 and confidentiality in Section 6.1 will continue to apply following any such termination. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 10.1, Seller will remain liable to Purchaser for any breach of this Agreement by Seller existing at the time of such termination, and Purchaser will remain liable to Seller for any breach of this Agreement by Purchaser existing at the time of such termination, and Seller or Purchaser may seek such remedies, including damages and fees of attorneys, against the other with respect to any such breach as are provided in this Agreement or as are otherwise available at Law or in equity.


                                   ARTICLE XI

                                  MISCELLANEOUS

         SECTION 11.1 NOTICES.

         All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

                  If to Purchaser, to:
                  Heafner Tire Group
                  2105 Water Ridge Parkway, Suite 500
                  Charlotte, NC  28217
                  Attn:  J. Michael Gaither
                  Facsimile No.:  704-423-8987
                  with a copy to:

                  Moore & Van Allen, PLLC
                  Bank of America Corporate Center
                  100 N. Tryon Street, Floor 47
                  Charlotte, North Carolina  28202-4003
                  Attn:  John W. Nurkin, Esq.
                  Facsimile No.:  704-378-2042

                  If to Sellers, to:

                  Randall M. Haas
                  P.O. Box 81067
                  Lincoln, Nebraska  68501
                  Facsimile No.:

                  with a copy to:

                  Demars, Gordon, Olson & Shively
                  1225 L. Street, Suite 400
                  P.O. Box 81607
                  Lincoln, Nebraska   68501
                  Attn:  William Olson, Esq.
                  Facsimile No.:  402-438-6329

         All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 11.1, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 11.1, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section 11.1, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 11.1). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

         SECTION 11.2 ENTIRE AGREEMENT.

         This Agreement and the Related Agreements supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

         SECTION 11.3 EXPENSES.

Except as otherwise expressly provided in this Agreement (including without limitation as provided in Sections 10.2 and 11.12), whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the Related Agreements and the transactions contemplated hereby and thereby.

         SECTION 11.4 PUBLIC ANNOUNCEMENTS.

         At all times at or before the Closing, Sellers and the Company will not issue or make any reports, statements or releases to the public or generally to the employees, customers, suppliers or other Persons to whom the Company sells goods or provides services in connection with the Business or with whom the Company otherwise has significant business relationships in connection with the Business with respect to this Agreement or the transactions contemplated hereby without the consent of Purchaser, which consent shall not be unreasonably withheld.

         SECTION 11.5 WAIVER.

         Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

         SECTION 11.6 AMENDMENT.

         This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

         SECTION 11.7 NO THIRD PARTY BENEFICIARY.

         The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article IX.

         SECTION 11.8 NO ASSIGNMENT; BINDING EFFECT.

         Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except (a) for assignments and transfers by operation of Law and (b) that Purchaser may assign any or all of its rights, interests and obligations hereunder (including without limitation its rights under Article IX) to a wholly-owned subsidiary, provided that any such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein, but no such assignment shall relieve Purchaser of its obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

         SECTION 11.9 HEADINGS.

         The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

         SECTION 11.10 INVALID PROVISIONS.

         If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

         SECTION 11.11 GOVERNING LAW.

         This Agreement shall be governed by and construed in accordance with the Laws of the State of North Carolina applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

         SECTION 11.12 ARBITRATION.

                  (a) Scope of Arbitration. The parties to this Agreement will submit to final and binding arbitration as the sole and exclusive remedy for all claims for damages arising out of, involving, or relating to (a) the Agreement or (b) the events giving rise to the Agreement, including any and all non-contractual claims for damages related to the Agreement or the events giving rise to it (including claims for fraudulent inducement of contract). Notwithstanding the foregoing, the dispute resolution procedure set forth in this Section
         11.12 does not apply to claims for injunctive or other equitable relief pursuant to the express terms of the Agreement or any Related Agreement.

                  (b) Notice of Dispute. Any party shall give the other parties written notice of the existence and nature of any dispute proposed to be arbitrated pursuant to this Section 11.12 (the "Written Notice"). Such Written Notice must be served on the other parties as described below. The party serving Written Notice shall be referred to as the "Claiming Party." The party to whom the claims are directed shall be referred to as the "Responding Party."

                  (c) Appointment of Arbitrators. Each party shall appoint one person to serve as arbitrator within seven days of receipt of the Written Notice. The two arbitrators thus appointed shall within seven days of their appointment together select a third arbitrator with such knowledge and expertise as necessary to serve as chairman of the panel of arbitrators, and this person shall serve as chairman. The three arbitrators shall determine all matters, including the panel's final decision with respect to the claims presented in the arbitration, by majority vote. If the two arbitrators selected by the parties are unable to agree upon the appointment of the third arbitrator within seven days of their appointment, both shall give written notice of such failure to agree to the parties, and if the parties fail to agree upon the selection of such third arbitrator within five days thereafter, such third arbitrator shall be appointed from, and pursuant to the rules for commercial arbitration of, the American Arbitration Association. Prior to appointment, each arbitrator shall agree to conduct such arbitration in strict accordance with the terms of this
         Section 11.12.

                  (d) Initial Meeting of the Arbitrators. Within seven days of the selection of the third arbitrator, the arbitrators shall conduct an initial meeting with the parties (the "Initial Meeting"). All meetings between the arbitrators, or between the arbitrators and the parties, including the Initial Meeting, may be conducted by telephone, with the exception of the arbitration hearing at which evidence is presented. At the Initial Meeting, the parties and the arbitrators shall agree upon a schedule for the arbitration proceedings, with dates no later than the deadlines provided in

         Section 11.12(g) below. The statement of claim, the response to the statement of claim and counterclaims (if any), and the response to the counterclaims (if any) (collectively, the "Pleadings") shall be submitted to each arbitrator on the date they served, unless service occurs prior to appointment of all three arbitrators on the date they are served. If service of any of the Pleadings occurs prior to the appointment of any of the arbitrators, copies of any such Pleadings shall be submitted to such arbitrator promptly after such arbitrator's appointment.

                  (e) Conduct of the Arbitration. No more than eleven months shall pass between the selection of the third arbitrator and the release of a decision by the arbitration panel. Any arbitration held pursuant to this Section 11.12 shall be taken in Charlotte, North Carolina. The law of the State of North Carolina shall supply the substantive law of the arbitration proceedings, and any claims or counterclaims alleged pursuant to federal law shall be adjudicated as if pled in a federal court in North Carolina. All proceedings, including discovery, depositions, and the arbitration hearings shall be governed by the Federal Rules of Civil Procedure and the Civil Rules of the United States District Court for the Middle District of North Carolina, unless such rules conflict with the provisions of this
         Section 11.12 in which case the provisions of this Section 11.12 control.

                  (f) Motions. The parties may make applications to the panel of arbitrators regarding issues of discovery, procedure and privilege. Any such motions shall be made to and resolved by the arbitrators as soon as practicable. No party shall be permitted to file any motions for dismissal of claims (including dismissal based upon failure to join an indispensable party), or for summary judgment, concerning the claims or counterclaims asserted in any arbitration under this Section 11.12.

                  (g) Schedule of Arbitration Proceedings. At the Initial Meeting, the parties and the arbitrators shall agree to a schedule that conforms with the following deadlines:

Event                                      Deadline Not Later Than
-----                                      -----------------------
Service of a statement of claim by the     Seven days after service of the
Claiming Party                             Written Notice

Service of response to the statement of    14 days after receipt of the
claim and counterclaims (if any) by the    statement of claim
Responding Party

Service of response to counterclaims       Seven days after receipt of
(if any) by the Claiming Party             counterclaims (if any)

Commencement of document discovery         One day after service of response to
                                           the statement of claim

Commencement of deposition discovery       75 days after service of the
                                           statement of claim

Completion of all discovery                200 days after service of the
                                           statement of claim

Commencement of the arbitration hearing    28 days after completion of discovery

Issuance of a decision by the arbitrators  14 days after receipt of the last hearing transcript by the
                                           arbitrators. All sessions of the
                                           arbitration hearings shall be
                                           promptly transcribed and transcripts
                                           shall be promptly provided to the
                                           parties and the arbitrators.

                  (h) Decision Binding on the Parties. Unless the parties agree otherwise in writing, the arbitrators' decision shall become binding on the parties at such time as the decision is confirmed by order of the Supreme Court of the State of North Carolina, County of Mecklenburg. The parties hereby irrevocably and unconditionally submit to the jurisdiction of such court for any and all proceedings relating to such confirmation. Any award ordered shall be paid within 10 days of confirmation of the arbitrators' decision.

                  (i) Cost of Arbitration Proceedings. Except as provided herein, the costs incurred by the parties in conjunction with an arbitration proceeding pursuant to this Section 11.12, including attorney's fees, fees paid to experts, and fees for obtaining transcripts shall be paid or reimbursed by the non-prevailing party. In the event that the arbitrators determine that no party is entitled to indemnification by any other party, then (a) each party shall pay its own expenses, including attorney's fees, fees paid to experts, fees for obtaining transcripts, expenses of witnesses called solely by that party, and all fees charged by the arbitrator appointed by such party and (b) the parties shall each pay fifty percent of all remaining expenses of the arbitration proceeding.

                  (j) Extensions of Time. The parties may jointly agree, in writing, to extend any of the deadlines set forth in Subsection 11.12(g) above.

                  (k) Service of Documents. Any process, notice, memorandum, motion, demand, or other paper or communication, or application to the panel of arbitrators shall be deemed to have been sufficiently served or submitted if (a) personally delivered, or (b) sent by a nationally recognized overnight courier service.

         SECTION 11.13 APPOINTMENT OF SELLERS' AGENT.

                  (a) Power of Attorney. Each Seller irrevocably constitutes and appoints Randall M. Haas (the "Sellers' Agent") as such Seller's true and lawful agent, proxy and attorney-in-fact and agent and authorizes the Sellers' Agent acting for such Seller and in such Seller's name, place and stead, in any and all capacities to do and perform every act and thing required or permitted to be done in connection with the transactions contemplated by this Agreement, as fully to all intents and purposes as such Person might or could do in person, including, without limitation:

                           (i) determine the presence (or absence) of any
                  dispute with respect to the 1999 ebitda in Section 2.3;

                           (ii) determine the presence (or absence) of claims
                  for indemnification against the Purchaser pursuant to Article IX above.

                           (iii) deliver all notices required to be delivered by
                  such Seller under this Agreement, including, without limitation, any notice of a claim for which indemnification is sought under Article IX above;

                           (iv) receive all notices required to be delivered to
                  such Seller under this Agreement, including, without limitation, any notice of a claim for which indemnification is sought under Article IX above and any notices related to the 1999 EBITDA determination in Section 2.3 above;

                           (v) take any and all action on behalf of such Seller
                  from time to time as the Sellers' Agent may deem necessary or desirable to defend, pursue, resolve and/or settle claims under this Agreement, including, without limitation, 1999 EBITDA adjustment under Section 2.3 and indemnification under
                  Article IX; and

                           (vi) to engage and employ agents and representatives
                  (including accountants, legal counsel and other professionals) and to incur such other expenses as he deems necessary or prudent in connection with the administration of the foregoing.

         Each Seller grants unto the Sellers' Agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the transactions contemplated by this Agreement, as fully to all intents and purposes as the Sellers might or could do in person, hereby ratifying and confirming all that the Sellers' Agent may lawfully do or cause to be done by virtue hereof. Each Seller will, by executing this Agreement agree that such agency, proxy and power of attorney are coupled with an interest, and are therefore irrevocable without the consent of the Sellers' Agent and shall survive the death, incapacity, or bankruptcy of such Seller. Each Seller acknowledges and agrees that upon execution of this Agreement, any delivery by the Sellers' Agent of any waiver, amendment, agreement, opinion, certificate or other documents executed by the Sellers' Agent or any decisions made by the Sellers' Agent pursuant to this Section 11.13, such Seller shall be bound by such documents or decision as fully as if such Seller had executed and delivered such documents or made such decisions.

                  (b) The Sellers' Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Seller, except in respect of amounts received on behalf of such Seller. The Sellers' Agent shall not be liable to any Seller for any action taken or omitted by him or any agent employed by him hereunder or under any Related Agreement, or in connection therewith, except that the Sellers' Agent shall not be relieved of any Liability imposed by Law for gross negligence or willful misconduct. The Sellers' Agent shall not be liable to Sellers for any appointment or distribution of payments made by him in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Seller to whom payment was due, but not made, shall be to recover from other Sellers any payment in excess of the amount to which they are determined to have been entitled. The Sellers' Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement.

                  (c) Replacement of the Sellers' Agent. Upon the death, disability or incapacity of the initial Sellers' Agent appointed pursuant to Section 12.13(a) above, each Seller acknowledges and agrees that such Sellers' Agent's executor, guardian or legal representative, as the case may be, shall (in consultation with Sellers) appoint a replacement reasonably believed by such person as capable of carrying out the duties and performing the obligations of the Sellers' Agent hereunder within thirty (30) days. In the event that the Sellers' Agent resigns for any reason, the Sellers' Agent shall (in consultation with Sellers) select another Sellers' Agent to fill such vacancy. Any substituted Sellers' Agent shall be deemed the Sellers' Agent for all purposes of this Agreement and the other Related Agreements.

                  (d) Actions of the Sellers' Agent; Liability of the Sellers' Agent. Each Seller agrees that Purchaser shall be entitled to rely on any action taken by the Sellers' Agent, on behalf of Sellers, pursuant to Section 12.13(a) above (each, an "Authorized Action"), and that each Authorized Action shall be binding on each Seller as fully as if such Seller had taken such Authorized Action. Purchaser agrees that the Sellers' Agent shall have no Liability to the Purchaser for any Authorized Action, except to the extent that such Authorized Action is found by a final Order of a court of competent jurisdiction to have constituted fraud or willful misconduct. The Sellers jointly and severally agree to pay, and to indemnify and hold harmless the Purchaser from and against any losses which they may suffer, sustain, or become subject to, as a result of any claim by any Person that an Authorized Action is not binding on, or enforceable against, Sellers. In addition, Sellers hereby release and discharge Purchaser from and against any Liability arising out of or in connection with the Sellers' Agent's failure to distribute any amounts received by the Sellers' Agent on Sellers' behalf to Sellers.

         SECTION 11.14 COUNTERPARTS.

         This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.


                         [SIGNATURES ON FOLLOWING PAGE]


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

                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party as of the date first above written.


                                       HEAFNER TIRE GROUP


                                       By:
                                          --------------------------------------
                                            Name:
                                            Title:



                                       T.O. HAAS HOLDING CO.


                                       By:
                                          --------------------------------------
                                            Name:
                                            Title:



                                       -----------------------------------------
                                       Randall M. Haas


                                       -----------------------------------------
                                       Ricky L. Haas



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